Form 10-K, Exhibit 13
period 1995-12-31
NOVELLUS SYSTEMS INC
filed 1996-03-20
CIK 836106


SELECTED CONSOLIDATED FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------------------


(IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                            1995           1994           1993           1992           1991
-----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Income Data:
Net sales                                                      $373,732       $224,679       $113,543        $69,800        $80,014
Gross profit                                                    216,147        128,453         64,479         38,907         47,419
Net income                                                       82,543         44,932         16,115          6,240         16,777

Net income per share                                           $   4.82       $   2.72       $   1.10        $  0.44        $  1.15

Shares used in per share calculations                            17,137         16,495         14,670         14,342         14,546



(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                       1995           1994           1993           1992           1991
-----------------------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheets Data:
Cash, cash equivalents,
  and short-term investments                                   $149,799       $136,539       $ 48,622       $ 42,988       $ 40,542
Working capital                                                 226,257        183,581         83,486         65,276         66,566
Total assets                                                    364,688        265,000        113,117         97,334         94,654
Long-term obligations, excluding
  current portions                                                    -              -              -            763            985
Shareholders' equity                                            272,782        214,214        105,461         82,681         80,897
Cash dividends per share                                              -              -              -              -              -


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

NET SALES

Net sales were $373,732,000, $224,679,000 and $113,543,000 in 1995, 1994, and
1993 respectively. The increases of 66.3% from 1994 to 1995 and 97.9% from 1993 to 1994 were caused by continued robust worldwide demand for semiconductor equipment. resulting in significant growth in all product lines. Growth was particularly strong in our Concept Two products, which are continuing to penetrate key accounts and state-of-the-art wafer fabrication facilities throughout the world. Approximately 78.4% and 80.4% of the sales growth in 1995 and 1994 was due to increased shipments and approximately 21.6% and 19.6% in 1995 and 1994 was due to higher average unit prices. The higher average unit prices were primarily caused by an increased proportion of sales coming from the higher priced Concept Two product lines. International sales, which include sales by the Company's Japanese subsidiary were 54.4%, 53.6%, and 43.6% of total sales in 1995, 1994, and 1993, respectively. Strong demand in the Far East was the primary cause of the increases in international sales. The Company expects international sales to continue to represent a significant portion of its overall net sales.

     GROSS PROFIT

     Gross profit was $216,147,000, $128,453,000 and $64,479,000 in 1995, 1994,
     and 1993, respectively. The increases were due to the higher net sales. As a percentage of net sales, gross profit was 57.8%, 57.2%, and 56.8% in 1995, 1994, and 1993, respectively. The increases in gross profit as a percentage of net sales were primarily due to increased manufacturing efficiencies and material cost reductions on our Concept Two product line, as well as overall efficiencies and lower fixed costs per system due to the higher volume of systems manufactured and shipped each year as compared to the prior year.

     RESEARCH AND DEVELOPMENT

     Research and development expenses were $41,009,000, $26,012,000, and $16,860,000 in 1995, 1994, and 1993, respectively. The increases were due to continued increased spending on new product development. As a percentage of net sales, research and development expenses were 11.0%, 11.6%, and 14.8% in 1995, 1994, and 1993, respectively, as sales grew faster than the spending increases. The Company plans to continue to invest in new products and increase research and development spending in absolute dollars.

               SELLING, GENERAL, AND ADMINISTRATIVE

               Selling, general, and administrative expenses were $59,347,000, $38,744,000, and $24,263,000 in 1995, 1994, and 1993,
               respectively. As a percentage of net sales, selling, general, and administrative expenses were 15.9%, 17.2%, and 21.4%, respectively. The Company has invested in personnel, facilities, and other infrastructure to support the rapidly growing sales, particularly in the Far East.

               Gross profit, research and development expenses, and selling, general, and administrative expenses were affected throughout the periods indicated by changes in expenses for the Company's bonus program. Amounts charged for bonuses in 1995, 1994, and 1993 were $8,418,000, $6,247,000 and $3,047,000, respectively.




NET INTEREST INCOME

Net interest income was $9,274,000, $4,382,000, and $1,425,000 in 1995, 1994 and
1993, respectively. The increases were due to additional cash, cash equivalents, and short-term investments resulting from cash generated from operations and proceeds from the Company's common stock offering in 1994, as well as generally higher interest rates.

               PROVISION FOR INCOME TAXES

               The provision for income taxes reflects an effective tax rate of 34% in 1995 and 1994, and 35% in 1993. The decrease from 1993 to 1994 is due primarily to additional tax benefits realized by the Company's Foreign Sales Corporation.

               At December 31, 1995, the Company has recognized a deferred tax asset of $16,666,000 related to temporary differences between the book and tax basis of assets and liabilities. It is the opinion of management that it is more likely than not that this asset will be realized by offset against the recognized deferred tax liability of $386,000 and by carryback against previously paid income taxes.

                    REPURCHASE OF  COMMON STOCK

                    During 1995, the Company repurchased 641,000 shares of common stock. This repurchase resulted in an increase to earnings per share for 1995 of approximately $0.02.

FOREIGN CURRENCY ACCOUNTING

For all foreign operations except Japan, the functional currency is the U.S. Dollar. Gains or losses, which result from the process of remeasuring foreign currency financial statements into U.S. Dollars, are immaterial and included in net income except for Japan. To reflect the changing nature of the operation of the Company's Japanese subsidiary, on January 1, 1995 the Company changed the functional currency of this subsidiary to the Japanese Yen. Accordingly, translation gains and losses related to the Japan subsidiary are included as a component of shareholders' equity subsequent to January 1, 1995.

               FOREIGN EXCHANGE CONTRACTS

               The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded (i.e., export sales) and the date they are consummated (i.e., cash receipts in foreign currencies). The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the Company's remaining foreign net monetary asset position where the U.S. Dollar is the functional currency. In 1995, these hedging contracts were denominated primarily in pound sterling. The maturities of all the forward foreign exchange contracts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Net foreign currency gains and losses have not been material.

          OTHER ISSUES

          In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial condition or results of operations.

                    The Company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25) "Accounting For Stock Issued to Employees". In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123) "Accounting for Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial condition or results of operations.

CAUTIONARY STATEMENTS

Certain of the statements contained in this annual report are forward looking statements that involve a number of risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described herein and include the following:

MARKET RISK

The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future. In addition the semiconductor equipment industry is highly competitive, and subject to rapid change and new products and enhancements.

               COMPETITION
               The Company faces substantial competition in each of the markets in which it sells its products. Certain of the Company's competitors are larger, and have greater resources, financial and otherwise, than the Company. There can be no assurance that the Company will be successful, or as successful as its competitors, in selecting, developing, manufacturing, and marketing its new products, or enhancing its existing products. Failure to successfully develop new products could materially adversely affect the Company's business, financial condition, and results of operations.

          PATENTS AND PROPRIETARY RIGHTS
          There has also been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. The Company is currently involved in such litigation (see Note 9 to the consolidated financial statements); and, although it is not aware of any infringement by its products of any patent or proprietary rights of others, it could become involved in additional litigation in the future. Although the Company does not believe the outcome of the current litigation will have a material impact on the Company's financial condition or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact.

               INTERNATIONAL OPERATIONS
               Export sales accounted for approximately 37%, 41%, and 32% of net sales in 1995, 1994, and 1993, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result, a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences, and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. The Company cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, sales of systems shipped by the Company's Japanese subsidiary are denominated in Japanese Yen. The company sells the systems to its Japanese subsidiary in U.S. Dollars. It then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations and capital resources through cash flow from operations, sale of equity securities, and borrowings. The Company's primary sources of funds at December 31, 1995 consisted of $149,799,000 of cash, cash equivalents, and short-term investments. In addition at December 31, 1995 there was $10,000,000 available under bank lines of credit that expire at various dates through April 30, 1997. At December 31, 1995 approximately $7,369,000 was outstanding under these bank lines of credit which bear interest at the banks' prime lending rates.

          Cash and cash equivalents increased $14,127,000 from $45,987,000 to $60,114,000 at December 31, 1995. Net cash provided by operating activities increased by $59,309,000 primarily due to net income of $82,543,000, depreciation and amortization of $7,649,000, and increases in accounts payable ($18,021,000), income taxes payable ($9,484,000), and accrued warranty ($7,001,000). These amounts were partially offset by increases in accounts receivable ($51,774,000), inventories ($12,137,000), and prepaid taxes and other current assets ($9,538,000). The increases are generally due to the higher levels of business activity in 1995 over 1994, as evidenced by the 66.3% increase in net sales. The increase in accounts receivable was affected by an increase in days sales outstanding in receivables, from 58 days at December 31, 1994 to 86 days at December 31, 1995. This increase is primarily due to the expansion of business in Japan, as receivables there typically have longer collection cycles. Inventory turnover (based on year-end balances) continued a positive trend, increasing from 3.0 turns in 1994 to
          3.4 turns in 1995. In 1995, the Company used $18,997,000 of cash for investing activities, primarily for capital expenditures to increase manufacturing capacity, support new product development, and expand other facilities to support the higher levels of business activity. Net cash used for financing activities in 1995 was $26,185,000, as expenditures under the Company's common stock repurchase plan ($35,732,000) were partially offset by purchases under the stock option and employee stock repurchase plan ($6,696,000).

                    In addition to capital expenditures, property and equipment increased approximately $2,561,000 in 1995 from the net transfer of customer evaluation units and other equipment from inventory. Approximately $3,961,000 was transferred from inventory to property and equipment and $1,400,000 was transferred from property and equipment to inventory. The transfers were made at historical cost, which was less than net realizable value. As a result, no write-down would have been required in absence of such a transfer.

                    The Company believes that funds generated from operations, existing cash balances, and borrowing capacity will be sufficient to meet the Company's requirements through 1996.

STOCK INFORMATION

Novellus' common stock is traded on the Nasdaq Stock Market and is quoted on the Nasdaq National Market under the symbol NVLS. The following table sets forth the high and low closing prices as reported by the Nasdaq National Market for the periods indicated:


------------------------------------------------------------
1995                           High                 Low
------------------------------------------------------------
First Quarter               $ 65 1/2              $42 3/4
Second Quarter                72 1/4               55 3/4
Third Quarter                 87 1/4               66 7/8
Fourth Quarter                74 1/4               47 3/4
------------------------------------------------------------
1994                           High                  Low
------------------------------------------------------------
First Quarter               $ 45                  $31 3/4
Second Quarter                38 1/4               25 3/4
Third Quarter                 48 1/2               33 1/4
Fourth Quarter                56 1/2               41 3/4


                    The Company has not paid cash dividends on its common stock since inception, and its Board of Directors presently plans to reinvest the Company's earnings in its business. Accordingly it is anticipated that no cash dividends will be paid to holders of common stock in the foreseeable future. Additionally, certain covenants set forth in the Company's bank lines of credit limit the Company's ability to pay dividends. As of December 31, 1995 there were 591 holders of record of the Company's common stock.




CONSOLIDATED STATEMENTS OF INCOME


(IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                           1995                1994                1993
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                     $373,732            $224,679            $113,543
Cost of sales                                                                  157,585              96,226              49,064
                                                                         ----------------------------------------------------------
      Gross profit                                                              216,147            128,453              64,479

Operating expenses
  Research and development                                                       41,009             26,012              16,860
  Selling, general and administrative                                            59,347             38,744              24,263
                                                                         ----------------------------------------------------------
      Total operating expenses                                                  100,356             64,756              41,123
                                                                         ----------------------------------------------------------
Operating income                                                                115,791             63,697              23,356
Interest:
  Income                                                                          9,501              4,670               1,531
  Expense                                                                          (227)              (288)               (106)
                                                                         ----------------------------------------------------------
      Net interest                                                                9,274              4,382               1,425
                                                                         ----------------------------------------------------------

Income before provision for income taxes                                        125,065             68,079              24,781
Provision for income taxes                                                       42,522             23,147               8,666
                                                                         ----------------------------------------------------------
Net income                                                                      $82,543            $44,932             $16,115
                                                                         ----------------------------------------------------------
                                                                         ----------------------------------------------------------
Net income per share                                                              $4.82              $2.72               $1.10
                                                                         ----------------------------------------------------------
                                                                         ----------------------------------------------------------
Shares used in per share calculations                                            17,137             16,495              14,670
                                                                         ----------------------------------------------------------
                                                                         ----------------------------------------------------------
SEE ACCOMPANYING NOTES.


CONSOLIDATED BALANCE SHEETS


(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                                     1995                     1994
-----------------------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents                                                                 $  60,114                $  45,987
  Short-term investments                                                                       89,685                   90,552
  Accounts receivable, net of allowance for doubtful
    accounts of $2,196 in 1995 and $1,761 in 1994                                             112,088                   60,590
  Inventories                                                                                  36,779                   27,279
  Deferred taxes                                                                               16,666                    8,291
  Prepaid and other current assets                                                              2,831                    1,668
                                                                                       --------------------------------------------
    Total current assets                                                                      318,163                  234,367

Property and equipment:
  Machinery and equipment                                                                      41,916                   31,261
  Furniture and fixtures                                                                        2,587                    1,801
  Leasehold improvements                                                                       23,947                   11,875
                                                                                       --------------------------------------------
                                                                                               68,450                   44,937

Less accumulated depreciation and amortization                                                 23,745                   15,528
                                                                                       --------------------------------------------
                                                                                               44,705                   29,409
Other assets                                                                                    1,820                    1,224
                                                                                       --------------------------------------------
Total assets                                                                                $ 364,688                $ 265,000
                                                                                       --------------------------------------------
                                                                                       --------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current obligations under lines of credit                                                 $   7,369                $   4,518
  Accounts payable                                                                             32,866                   14,845
  Accrued payroll and related expenses                                                         15,578                   10,119
  Accrued warranty                                                                             15,261                    8,260
  Other accrued liabilities                                                                     9,580                    6,979
  Income taxes payable                                                                         11,252                    6,065
                                                                                       --------------------------------------------
    Total current liabilities                                                                  91,906                   50,786

Commitments and contingencies
Shareholders' equity:
  Preferred stock, no par value; 10,000 shares
  authorized, no shares issued and outstanding                                                      -                        -
  Common stock, no par value; 40,000 shares authorized,
  15,942 issued and outstanding at December 31, 1995
  (16,169 issued and outstanding at December 31, 1994)                                        118,423                  112,532
  Retained earnings                                                                           153,595                  101,682
  Cumulative translation adjustments                                                              764                        -
                                                                                       --------------------------------------------
  Total shareholders' equity                                                                  272,782                  214,214
                                                                                       --------------------------------------------
                                                                                       --------------------------------------------
Total liabilities and shareholders' equity                                                  $ 364,688                $ 265,000
                                                                                       --------------------------------------------
                                                                                       --------------------------------------------

SEE ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                           1995                1994                1993
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by operating activities:
  Net income                                                                  $ 82,543            $ 44,932            $ 16,115
    Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                                7,649               3,973               3,716
  Changes in operating assets and liabilities:
    Accounts receivable                                                        (51,774)            (24,294)            (18,504)
    Inventories                                                                (12,137)            (11,946)             (6,643)
    Deferred taxes and prepaid and other current assets                         (9,538)             (6,857)               (824)
    Accounts payable                                                            18,021               6,622               4,102
    Accrued payroll and related expenses                                         5,459               5,852               1,781
    Accrued warranty                                                             7,001               4,860               1,470
    Other accrued liabilities                                                    2,601               4,274                 953
    Income taxes payable                                                         9,484               7,244               3,497
                                                                         ----------------------------------------------------------
    Total adjustments                                                          (23,234)            (10,272)            (10,452)
                                                                         ----------------------------------------------------------
    Net cash provided by operating activities                                   59,309              34,660               5,663

Cash flows from investing activities:
  Purchase of held-to-maturity debt securities                                (518,021)           (128,565)            (24,564)
  Proceeds from the sale and maturity of
    held-to-maturity debt securities                                           518,888              62,577              19,685
  Capital expenditures                                                         (19,268)             (6,900)             (6,589)
  (Increase) decrease in other assets                                             (596)                 58                 695
                                                                         ----------------------------------------------------------
    Net cash used for investing activities                                     (18,997)            (72,830)            (10,773)

Cash flows from financing activities:
  Principal payments under capital lease obligations                                 -                 (38)               (146)
  Proceeds from lines of credit                                                  2,851                  38               2,862
  Payment of long-term debt                                                          -                   -                (801)
  Common stock issued                                                            6,696              60,099               4,601
  Common stock repurchased                                                     (35,732)                  -                (651)
                                                                         ----------------------------------------------------------
    Net cash provided by (used for) financing activities                       (26,185)             60,099               5,865
                                                                         ----------------------------------------------------------
Net increase  in cash and cash equivalents                                      14,127              21,929                 755

Cash and cash equivalents at the beginning of the period                        45,987              24,058              23,303
                                                                         ----------------------------------------------------------
Cash and cash equivalents at the end of the period                            $ 60,114            $ 45,987            $ 24,058
                                                                         ----------------------------------------------------------
                                                                         ----------------------------------------------------------
Supplemental disclosures:
  Cash paid during the year for:
    Interest                                                                  $    227            $    287            $    106
    Income taxes                                                                40,209              21,892               5,756


Other noncash changes:
  Income tax benefits from employee stock plans                                  4,297               3,722               2,715
  Systems transferred from inventory to property and equipment                   3,961               8,803               3,268
  Systems transferred from property and equipment to inventory                   1,400               3,014               1,639
  Transfers of securities from held-to-maturity to available-for-sale          145,265                   -                   -

SEE ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



(IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                    COMMON STOCK                 RETAINED         TRANSLATION  TOTAL SHAREHOLDERS'
                                               SHARES          AMOUNT            EARNINGS          ADJUSTMENT              EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                   13,684       $  41,531           $  41,150          $       -            $  82,681
Exercise of stock options                         446           3,796                   -                  -                3,796
Shares issued under employee stock
  purchase plan                                    81             805                   -                  -                  805
Income tax benefits realized from
  activity in employee stock plans                  -           2,715                   -                  -                2,715
Common stock repurchased                          (44)           (136)               (515)                 -                 (651)
Net income                                          -               -              16,115                  -               16,115
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1993                   14,167          48,711              56,750                  -              105,461

Exercise of stock options                         456           5,213                   -                  -                5,213
Shares issued under employee stock
  purchase plan                                    46             999                   -                  -                  999
Income tax benefits realized from
  activity in employee stock plans                  -           3,722                   -                  -                3,722
Stock offering                                  1,500          53,887                   -                  -               53,887
Net income                                          -               -              44,932                  -               44,932
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1994                   16,169         112,532             101,682                  -              214,214

Exercise of stock options                         372           5,230                   -                  -                5,230
Shares issued under employee stock
  purchase plan                                    42           1,466                   -                  -                1,466
Income tax benefits realized from
  activity in employee stock plans                  -           4,297                   -                  -                4,297
Common stock repurchased                         (641)         (5,102)            (30,630)                 -              (35,732)
Cumulative translation adjustment                   -               -                   -                764                  764
Net income                                          -               -              82,543                  -               82,543
                                               ------------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1995                   15,942       $ 118,423           $ 153,595          $     764            $ 272,782
                                               ------------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FOR THE THREE YEARS ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------
NOTE 1  BUSINESS AND NATURE OF OPERATIONS
--------------------------------------------------------------------------------

NATURE OF OPERATIONS
Novellus Systems, Inc. is a leading manufacturer of chemical vapor deposition
(CVD) systems used in the fabrication of integrated circuits. The Company's products are differentiated by their ability to provide simultaneous solutions to productivity and wafer quality problems facing the worldwide semiconductor manufacturing industry. Novellus serves the global semiconductor manufacturing market from its corporate headquarters in San Jose, California and through subsidiaries in Europe and the Far East.

     CONCENTRATIONS OF CREDIT RISK
     The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of non-performance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount of agreements and contracts it enters into with any one party.

CONCENTRATIONS OF OTHER RISKS
Certain of the statements contained in this annual report are forward looking statements that involve a number of risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described herein and include the following:

     MARKET RISK
     The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future. In addition, the semiconductor equipment industry is highly competitive, and subject to rapid technological change and new products and enhancements.

     COMPETITION
     The Company faces substantial competition in each of the markets in which it sells its products. Certain of the Company's competitors are larger, and have greater resources, financial, and otherwise, than the Company. There can be no assurances that the Company will be successful or as successful as its competitors, in selecting, developing, manufacturing and marketing its new products, or in enhancing its existing products. Failure to successfully develop new products could materially adversely affect the Company's business, financial condition, and results of operations.

          PATENTS AND PROPRIETARY RIGHTS
          There has been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. The Company is currently involved in such litigation (see Note 9) and although it is not aware of any infringement by its products of any patents or proprietary rights of others, it could become involved in additional litigation in the future. Although the Company does not believe the outcome of the current litigation will have a material impact on the Company's financial condition or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact.

          INTERNATIONAL OPERATIONS
          Export sales accounted for approximately 37%, 41%, and 32% of net sales in 1995, 1994, and 1993, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the forseeable future. As a result, a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences, and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations related to the import or export of semiconductor products. The Company cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse affect upon the Company's business, financial condition, and results of operations. In addition, sales of systems shipped by the Company's Japanese subsidiary are denominated in Japanese Yen. The Company sells the systems to its Japanese subsidiary in U.S.Dollars. It then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary.

--------------------------------------------------------------------------------
NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

     REVENUE RECOGNITION
     Net sales consist of system and spare part sales as well as revenues from maintenance and service contracts. Revenue related to system and spare part sales is recognized on shipment. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service contract revenue is immaterial and included in accrued liabilities.

     WARRANTY AND INSTALLATION
     The Company generally warrants its systems for a period of up to 24 months from shipment for material and labor to repair and service the system. A provision for the estimated cost of installation and warranty is recorded upon shipment.

               CASH AND  CASH EQUIVALENTS
               For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments with insignificant interest rate risk and maturities of ninety days or less to be cash equivalents.

          SHORT TERM INVESTMENTS
          The Company classifies its marketable debt and equity securities into held-to-maturity and available-for-sale categories in accordance with the provisions of the Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Instruments in Debt and Equity Securities." Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included in retained earnings. Realized gains and losses and declines in value of securities judged to be other than temporary are included in net interest. Interest on all securities is included in net interest.

          INVENTORIES
          Inventories are stated at the lower of cost (first-in, first out) or market. Inventories consisted of the following (in thousands):

               -----------------------------------------------------------------
               DECEMBER 31,                        1995                1994
               -----------------------------------------------------------------
               Purchased and spare parts        $17,571             $14,238
               Work-in-process                   14,550              10,971
               Finished goods                     4,658               2,070
               -----------------------------------------------------------------
                                                $36,779             $27,279
               -----------------------------------------------------------------

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are provided mainly on the straight-line method over the following useful lives:

------------------------------------------------------------------------------------------------------------------------------------
     Machinery and equipment                                                                                               5-8 Years
     Furniture and fixtures                                                                                                5-8 Years
     Leasehold improvements and assets under capital lease                            Shorter of useful life or remaining lease term
------------------------------------------------------------------------------------------------------------------------------------

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

     FOREIGN CURRENCY ACCOUNTING
     The U.S. Dollar is the functional currency for all foreign operations except Japan. Gains or losses, which result from the process of remeasuring foreign currency financial statements into U.S. Dollars, are immaterial and included in net income for all foreign operations except Japan. To reflect the changing nature of the operation of the Company's Japanese subsidiary, on January 1, 1995 the Company determined that the functional currency of this subsidiary is the Japanese Yen. Accordingly, translation gains or losses related to the Japan subsidiary are included as a component of stockholders' equity subsequent to January 1, 1995.

               FORWARD FOREIGN EXCHANGE CONTRACTS
               Forward foreign exchange contracts are purchased primarily to hedge sales orders denominated in yen as well as to protect the value of investments in foreign subsidiaries. Gains and losses on hedge contracts related to the yen sales orders are deferred and included in other assets or liabilities, respectively. The gains or losses on these contracts are included in income in the year in which the related transaction takes place. Realized gains and losses from the hedge contracts related to protecting the value of its investments in foreign subsidiaries are included in operations. The maturities of all of the forward exchange contracts are generally short-term in nature.

               NET INCOME PER SHARE
               Net income per share is based on the weighted average common and dilutive common equivalent shares outstanding during the period. Stock options are considered common stock equivalents and are included in the weighted average computation using the treasury stock method.

          ADVERTISING EXPENSES
          The Company accounts for advertising costs as expenses in the period in which they are incurred. Advertising expenses for 1995, 1994, and 1993 were $2,692,000, $1,164,000, and $923,000, respectively.

          EMPLOYEE STOCK PLANS
          The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting For Stock Issued to Employees". In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting For Stock Based Compensation". SFAS provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB
          25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.


--------------------------------------------------------------------------------
NOTE 3  FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     As part of the Company's asset and liability management, the Company enters into various types of transactions that involve financial instruments with off-balance sheet risk. These instruments are entered into in order to manage foreign exchange risk. The notional values, carrying amounts, and fair values are as follows at December 31,:

------------------------------------------------------------------------------------------------------------------------------------
                                                                     1995                                         1994
                                                     NOTIONAL    CARRYING    ESTIMATED             NOTIONAL   CARRYING    ESTIMATED
                                                       AMOUNT      AMOUNT   FAIR VALUE               AMOUNT     AMOUNT   FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------------
Sell foreign currency, primarily yen                  $24,031       ($222)      $2,257              $16,059      ($192)       ($193)


     The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposures that arise from foreign exchange movements between the dates that foreign currency transactions are recorded and the date they are consummated. The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable demominated in U.S. dollars recorded by the Company's Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell currencies as economic hedges of the Company's remaining foreign net monetary asset position of its subsidiaries where the U.S. Dollar is the functional currency. In 1995, these hedging contracts were denominated primarily in pounds sterling. The maturities of all the forward foreign exchange contracts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Net foreign currency gains and losses have not been material.

               SECURITIES HELD-TO-MATURITY AND AVAILABLE FOR SALE

               Investments at December 31, which were all due in less than one year consisted of the following (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                  1995                                             1994
                                                     GROSS       GROSS   ESTIMATED                     GROSS       GROSS   ESTIMATED
                                                UNREALIZED  UNREALIZED        FAIR                UNREALIZED  UNREALIZED        FAIR
                                          COST       GAINS      LOSSES       VALUE          COST       GAINS      LOSSES       VALUE
------------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
Institutional Money Market Funds     $   2,942   $       -   $       -   $   2,942     $       -   $       -   $       -   $       -
Commercial Paper                        52,638           -           -      52,638             -           -           -           -
                                     -----------------------------------------------------------------------------------------------
Amounts included in cash
  and cash equivale                     55,580           -           -      55,580             -           -           -           -
                                     -----------------------------------------------------------------------------------------------
Commercial Paper                        76,019           -           -      76,019             -           -           -           -
U.S. Treasury securities
  and obligations of
  U.S. Goverment Agencies               13,666           -           -      13,666             -           -           -           -
                                     -----------------------------------------------------------------------------------------------
Amounts included
  in short-term investments             89,685           -           -      89,685             -           -           -           -
                                     -----------------------------------------------------------------------------------------------
Total available-for-sale             $ 145,265   $       -   $       -    $145,265     $       -   $       -   $       -   $       -
                                     -----------------------------------------------------------------------------------------------
Held-to-Maturity:

Institutional Money Market Funds     $       -   $       -   $       -    $      -     $  15,434   $       -   $       -   $  15,434
Commercial Paper                             -           -           -           -        27,371           -           -      27,371
                                     -----------------------------------------------------------------------------------------------
Amounts included in cash
  and cash equivalents                       -           -           -           -        42,805           -           -      42,805
                                     -----------------------------------------------------------------------------------------------

Commercial Paper                             -           -           -           -        67,219           -           -      67,219
U.S. Treasury securities
  and obligations of
  U.S. Goverment Agencies                    -           -           -           -        23,333           -           -      23,333
                                     -----------------------------------------------------------------------------------------------
Amounts included in
  short-term investments                     -           -           -           -        90,552           -           -      90,552
                                     -----------------------------------------------------------------------------------------------
Total Held-to-Maturity               $       -   $       -   $       -    $      -     $ 133,357   $       -   $       -   $ 133,357
                                     -----------------------------------------------------------------------------------------------


Effective January 1, 1994, the Company adopted Statement of Financial
Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, all affected debt and equity securities must be stated at fair value and classified as held-to-maturity, trading, or available for sale. The cumulative effect as of January 1, 1994, of adopting SFAS No. 115 was immaterial.

On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". In accordance with the provisions in that Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At December 31, 1995, (the date of transfer) the amortized cost of these securities was $145,265,000 and the unrealized gain was not material.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS
The carrying and fair values of the Company's other financial instruments at December 31 were as follows (in thousands):


--------------------------------------------------------------------------------
                                         1995                    1994
                                CARRYING     ESTIMATED   CARRYING     ESTIMATED
                                VALUE       FAIR VALUE       VALUE    FAIR VALUE
--------------------------------------------------------------------------------
Cash and cash equivalents        $60,114       $60,114     $45,987       $45,987
Current obligations under
 lines of credit                  $7,369        $7,369      $4,518        $4,518
--------------------------------------------------------------------------------

The fair values of the Company's short-term investments are based on quoted market prices as of December 31, 1995 and 1994. The fair value of the Company's obligations under lines of credit is based on current rates offered to the Company for similar debt instruments of the same remaining maturities.


               -----------------------------------------------------------------
               NOTE 4  LINES OF CREDIT
               -----------------------------------------------------------------
               The Company has lines of credit with three banks under which the Company can borrow up to $10,000,000 at the banks' prime rates (2.0 to 8.5% at December 31,1995) which expire at various dates through April 1997. The lines restrict payment of cash dividends on the Company's stock. A portion of this facility ($8,000,000) is available to the Company's Japanese subsidiary, Nippon Novellus Systems K.K. Borrowings by the subsidiary are at various rates as negotiated with the banks. At December 31, 1995 and December 31, 1994, there were no borrowings by the parent company, and $7,369,000 and $4,518,000 by the subsidiary at weighted average interest rates of 3.80% and 3.01%, respectively.

     ---------------------------------------------------------------------------
     NOTE 5  COMMITMENTS
     ---------------------------------------------------------------------------
     The Company leases its facilities under operating leases. These leases expire February 28, 1996 through March 1, 2001. One lease has an option to renew for five years. As of December 31, 1995, the minimum annual rental commitments are as follows (in thousands):

                         Years Ending December 31,

                                             1996                     $3,006
                                             1997                      2,673
                                             1998                      2,394
                                             1999                      1,802
                                             2000                      1,029
                                      Beyond 2000                        131
     ---------------------------------------------------------------------------
                                                                     $11,035
     ---------------------------------------------------------------------------
          Rent expense was approximately $2,854,000, $1,748,000 and $1,437,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

          In January 1996, the Company entered into certain agreements which, if consummated, will result in an increase in future operating lease commitments related to five buildings, three of which are currently leased.

     ---------------------------------------------------------------------------
     NOTE 6  EMPLOYEE BENEFIT PLANS
     ---------------------------------------------------------------------------
     EMPLOYEE STOCK OPTION PLANS
     The Company grants options to employees under the 1984 and 1992 Stock Option Plans (the Plans). Under the Plans, options to purchase up to 5,670,000 shares of the Company's common stock may be granted at not less than fair market value. Options are generally exercisable over a 48-month period beginning one year after issuance or as determined by the Board of Directors. At December 31, 1995, approximately 2,191,000 shares were reserved for future issuance under the Employee Stock Option Plans and options to purchase 373,000 shares were exercisable at a weighted average exercise price of $21.33.

     Information with respect to stock option activity is as follows:


(in thousands, except per share data)
--------------------------------------------------------------------------------
                               AUTHORIZED     OUTSTANDING        PRICE PER SHARE
--------------------------------------------------------------------------------
Balance at December 31, 1994           43           1,835           $0.40-$53.38
Additional authorization              700               -                -
Options granted                      (771)            771          $48.13-$83.25
Options exercised                       -            (372)          $5.69-$53.38
Options cancelled                     179            (194)          $8.38-$83.25
                               -------------------------------------------------
Balance at December 31, 1995          151           2,040           $0.40-$83.25
                               -------------------------------------------------

               EMPLOYEE STOCK PURCHASE PLANS
               In December 1988 and May 1992, the Company adopted qualified Employee Stock Purchase Plans under Sections 421 and 423 of the Internal Revenue Code and reserved 200,000 and 150,000 shares of common stock for issuance under the plans, respectively. In 1995, the Company's shareholders approved an amendment to increase shares reserved for issuance under the 1992 Employee Stock Purchase Plan from 150,000 shares to 250,000 shares. Under the two plans, qualified employees are entitled to purchase shares at 85% of the fair market value on specified dates. There were approximately 42,000, 46,000, and 81,000 shares issued under the two plans in 1995, 1994, and 1993, respectively. At
               December 31, 1995, approximately 82,000 shares were reserved for future issuance under the Employee Stock Purchase Plans.


     COMMON STOCK REPURCHASE PROGRAM
     In October 1992, the Company announced it would repurchase 700,000 shares of common stock for issuance in future Company employee benefit and compensation plans and other requirements. During 1995, the Company repurchased 641,000 shares under the program, and had purchased a total of 695,000 shares as of December 31, 1995. At December 31, 1995, approximately $9,000,000 in accounts payable related to repurchases of stock.

     EMPLOYEE SAVINGS AND RETIREMENT PLAN
     The Company maintains a 401(K) retirement savings plan for its full-time employees. Participants in the plan may contribute up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code.

          BONUS PROGRAM
          The Company has a bonus plan that distributes a bonus based on the performance of the Company and its employees, including the executive officers. Charges to operations under the plan were $8,418,000, $6,247,000, and $3,047,000 in 1995, 1994, and 1993, respectively.

-------------------------------------------------------------------------------
NOTE 7  TAXES ON INCOME
-------------------------------------------------------------------------------
Significant components of the provision for income taxes attributable to operations are as follows (in thousands):

--------------------------------------------------------------------------------
                                             1995          1994         1993
--------------------------------------------------------------------------------
State:
  Current                                $  6,251      $  4,053     $  1,208
  Deferred                                 (1,248)         (466)         (55)
                                      ------------------------------------------
                                            5,003         3,587        1,153

Federal:
  Current                                  38,245        21,084        5,331
  Deferred                                 (7,186)       (5,662)        (533)
                                      ------------------------------------------
                                           31,059        15,422        4,798
                                      ------------------------------------------
Foreign:
  Current                                   2,163           416            -
Income tax benefits attributable
  to employee stock plan activity
  allocated to shareholders' equity         4,297         3,722        2,715
                                      ------------------------------------------
Total provision for income taxes         $ 42,522      $ 23,147     $  8,666
                                      ------------------------------------------


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities at December 31, 1995 and December 31, 1994 are as follows (in thousands):

--------------------------------------------------------------------------------
                                                           1995         1994
--------------------------------------------------------------------------------
Deferred tax assets:
  Financial valuation accounts                         $  5,524     $  2,939
  Expenses not currently deductible                       9,754        4,296
  State and other taxes                                   1,388          882
  Foreign losses                                              -          174
                                      ------------------------------------------
Total deferred tax assets                                16,666        8,291
                                      ------------------------------------------
Deferred tax liabilities:
Fixed assets                                               (386)        (445)
                                      ------------------------------------------
Total net deferred tax assets                          $ 16,280     $  7,846
                                      ------------------------------------------

The provisions for income taxes differ from provisions calculated by applying the federal statutory tax rate to income before taxes because of the following (in thousands):

--------------------------------------------------------------------------------
                                             1995          1994         1993
--------------------------------------------------------------------------------
Expected provisions at 35%               $ 43,773      $ 23,828     $  8,673
State taxes, net of federal benefit         3,252         2,332          750
Research and development credits             (566)         (962)        (318)
Foreign Sales Corporation benefit          (3,868)       (2,195)        (476)
Other                                         (69)          144           37
                                      ------------------------------------------
                                          $42,522       $23,147       $8,666
                                      ------------------------------------------


     ---------------------------------------------------------------------------
     NOTE 8  GEOGRAPHIC INFORMATION  REPORTING  AND MAJOR CUSTOMERS
     ---------------------------------------------------------------------------
     The Company and its subsidiaries operate in one industry segment, principally the development, manufacture, sale and service of chemical vapor deposition reactors for use in the manufacture of integrated circuits.

     The following is a summary of operations in geographic areas (in thousands):


----------------------------------------------------------------------------------------------------------------------------------
                                     NORTH AMERICA              EUROPE            FAR EAST        ELIMINATIONS        CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------
1995
Sales to unafilliated customer            $304,625              $2,967             $66,140                  $-            $373,732
Transfers between geographic
locations                                   50,508               2,190               8,677             (61,375)                  -
                                     ---------------------------------------------------------------------------------------------
Total net sales                            355,133               5,157              74,817             (61,375)            373,732
Operating income                           119,849                 201               5,365              (9,624)            115,791
Identifiable assets                        364,157               6,402              53,755             (59,626)            364,688

1994
Sales to unafilliated customer             194,562               2,635              27,482                   -             224,679
Transfers between geographic
locations                                   24,154               1,286               7,920             (33,360)                  -
                                     ---------------------------------------------------------------------------------------------
Total net sales                            218,716               3,921              35,402             (33,360)            224,679
Operating income                            67,251                 223               1,818              (5,595)             63,697
Identifiable assets                        337,342               4,496              33,844            (110,682)            265,000

1993
Sales to unafilliated customer              98,476               1,695              13,372                   -             113,543
Transfers between geographic
locations                                   13,877                 602               3,770             (18,249)                  -
                                     ---------------------------------------------------------------------------------------------
Total net sales                            112,353               2,297              17,142             (18,249)            113,543
Operating income                            26,853                 179                 382              (4,058)             23,356
Identifiable assets                        158,502                 401              22,616             (50,402)            131,117


Transfers and commission arrangements between geographic areas are at prices sufficient to recover a reasonable profit.

In 1995 and 1994, sales to one customer (a distributor) were 11% and 13% of net sales, respectively. In 1993, sales to an additional customer were 12% of net sales.

Export sales were 37% of net sales in 1995 (28% to the Far East, 9% to all other), 41% of net sales in 1994 (29% to the Far East, 12% to all other), and 32% of net sales in 1993 (22% to the Far East, 10% to all other). Export sales do not include sales by the Company's Japanese subsidiary.

          ----------------------------------------------------------------------
          NOTE 9  LEGAL PROCEEDINGS AND CONTINGENCIES
          ----------------------------------------------------------------------
          On January 30, 1995, Applied Materials, Inc. (Applied) filed a patent infringement suit against the Company, alleging that the Company's TEOS products infringe one of Applied's patents that was issued in November 1994. On September 15, 1995, the Company filed a patent infringement suit against Applied, alleging that Applied's tungsten products infringe one of the Company's patents issued in August 1993. Also on September 15, 1995, Applied filed a patent infringement suit against the Company, alleging that one of the Company's tungsten processes infringes one of Applied's patents that was issued in 1991. On October 10, 1995, the Company filed a counterclaim alleging that Applied's TEOS products infringe one of the Company's patents that was issued in June 1995. On October 26, 1995, the Company filed an amended counterclaim alleging that Applied's tungsten products infringe one of the Company's patents issued in December 1994. Management's expectations are that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, cash flows or results of operations; however, based on future developments, management's estimate of the ultimate outcome could change in the near term.

          In the normal course of business, the Company from time to time receives inquiries with regard to possible patent infringements. Management believes that it is unlikely that the outcome of the patent infringment inquiries will have a material adverse effect on the Company's financial position or results of operations.

REPORT OF ERNST & YOUNG  LLP, INDEPENDENT AUDITORS

THE SHAREHOLDERS AND BOARD OF DIRECTORS
NOVELLUS SYSTEMS, INC.


We have audited the accompanying consolidated balance sheets of Novellus Systems, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novellus Systems, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                                  /s/ Ernst & Young LLP


San Jose, California
January 24, 1996