Form 10-K, Exhibit 13
period 1996-12-31
NOVELLUS SYSTEMS INC
filed 1997-03-20
CIK 836106

[SELECTED CONSOLIDATED FINANCIAL DATA]  [in thousands, except per share data]:

YEAR ENDED DECEMBER 31,                        1996         1995         1994         1993          1992
--------------------------------------------------------------------------------------------------------
Consolidated Statements
    of Income Data:
         Net sales                         $461,736     $373,732     $224,679     $113,543       $69,800
         Gross profit                       264,574      216,147      128,453       64,479        38,907
         Net income                          94,029       82,543       44,932       16,115         6,240
Net income per share                       $   5.70     $   4.82     $   2.72     $   1.10       $   .44
Shares used in per share calculations        16,509       17,137       16,495       14,670        14,342

DECEMBER 31,                                   1996         1995         1994         1993          1992
--------------------------------------------------------------------------------------------------------
Consolidated Balance Sheets Data:
    Cash, cash equivalents,
         and short-term investments        $176,668     $149,799     $136,539     $ 48,622       $42,988
    Working capital                         287,818      226,257      183,581       83,486        65,276
Total assets                                459,787      364,688      265,000      113,117        97,334
Long-term obligations, excluding
    current portions                              -            -            -            -           763
Shareholders' equity                        373,636      272,782      214,214      105,461        82,681
Cash dividends per share                          -            -            -            -             -

[MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS]

RESULTS OF OPERATIONS

NET SALES

Net sales were $461,736,000, $373,732,000, and $224,679,000 in 1996, 1995, and
1994, respectively. The increase of approximately 24% from 1995 to 1996 was a result of continued worldwide demand in the first and second quarters of the year offset by a slow down in the demand in the third and fourth quarters of the year. The increase of approximately 66% from 1994 to 199S was caused by continued worldwide demand for semiconductor equipment resulting in significant growth in all product lines. The increase from 1995 to 1996 was primarily due to continuing increases in demand for the Concept Two products, particularly the introduction and significant demand for the industry's first high density plasma (HDP) deposition system. This increase was offset by a decline in the demand for the Company's Concept One products. Approximately 78% and 22% of the sales growth in 1995 from 1994 was due to increased shipments and higher average unit prices, respectively. The higher average unit prices were primarily due to an increased proportion of sales coming from the higher priced Concept Two product lines. International sales were approximately 64% of total sales in 1996, 56% in 1995 and 55% in 1994.
Strong demand in the Pacific Rim counties was the primary cause of the increases in international sales. The Company expects international sales to continue to represent a significant portion of its overall net sales.

GROSS PROFIT

Gross profit was $264,574,000, $216,147,000, and $128,453,000 in 1996, 1995,
and 1994, respectively. The increases were due to higher net sales. As a percentage of net sales, gross profit was approximately 57%, 58%, and 57% in 1996, 1995, and 1994, respectively. The slight decrease in gross profit as a percentage of net sales from 1995 to 1996 was primarily due to competitive pricing pressures encountered during the industry slow down in the second half of 1996. The Company anticipates this trend will continue throughout 1997. The slight increase in gross profit as a percentage of net sales from 1994 to 1995 was primarily due to increased manufacturing efficiencies and material cost reductions on the Concept Two product line, as well as overall efficiencies and lower fixed costs per system due to the higher volume of systems manufactured and shipped in 1995 as compared to 1994.

RESEARCH AND DEVELOPMENT

Research and development expenses were $53,902,000, $41,009,000, and $26,012,000 in 1996, 1995, and 1994, respectively. The increases were due to continued increased spending on new product development. As a percentage of net sales research and development expenses were approximately 12%, 11%, and 12%, 1996, 1995, and 1994, respectively. The Company plans to continue to invest in new products and increase research and development spending in absolute dollars.

SELLING, GENERAL, AND ADMINISTRATIVE

Selling, general and administrative expenses were $74,419,000, $59,347,000, and $38,744,000 in 1996, 1995, and 1994, respectively. As a percentage of net sales, selling, general, and administrative expenses were approximately 16% in 1996 and 1995 and 17% in 1994. The increases in absolute dollars were primarily due to higher sales commissions or increased revenues and generally higher levels of spending to support an expanding worldwide business, particularly in the Pacific Rim.

Gross profit, research and development expenses, and selling, general, and administrative, expenses were affected throughout the periods indicated by charges to expense for the Company's profit sharing and bonus programs. Amounts charged to expense for these programs in 1996, 1995, and 1994 were $10,222,000, $8,418,000, and $6,247,000, respectively.

NET INTEREST INCOME

Net interest income was $8,407,000, $9,274,000, and $4,382,000 in 1996, 1995,
and 1994, respectively. The decrease from 1995 to 1996 was primarily due to lower interest rates earned on the outstanding cash and short-term investment balances. The increase from 1994 to 1995 was primarily due to interest earned on higher average outstanding cash and short-term investments balances, resulting from cash generated from operations and proceeds from the Company's common stock offering in 1994, as well as generally higher interest rates.

PROVISION FOR INCOME TAXES

The provision for income taxes reflects an effective tax rate of 35% in 1996, and 34% in 1995 and 1994. The increase from 1995 to 1996 was due to the fact that the U.S. Congress did not reinstate the research and development tax credit until the second half of 1996.

At December 31, 1996, the Company has recognized a deferred tax asset of $18,058,000 related to temporary differences between the book and tax basis of assets and liabilities. It is the opinion of management that it is more likely than not that this asset will be realized by an offset against the recognized deferred tax liability of $3,545,000 and by carryback against previously paid income taxes.

REPURCHASE OF COMMON STOCK

During 1996 and 1995, the Company repurchased 86,000 and 641,000 shares of common stock, respectively. The 1996 repurchase had no material impact on earnings per share for 1996. The 1995 repurchase resulted in an increase to earnings per share for 1995 of approximately $0.02.

FOREIGN CURRENCY ACCOUNTING

The local currency is the functional currency for all foreign operations. In 1996, the Company changed the functional currency for subsidiaries in Korea, Taiwan, Singapore, the United Kingdom, the Netherlands, Germany, France, and China from the U.S. dollar to the local currency. On January 1, 1995, the Company changed the functional currency for its Japanese subsidiary from the U.S. dollar to the local currency. These changes were made in order to reflect the changing nature of the operations of the Company's foreign subsidiaries. Accordingly, translation gains or losses related to the foreign subsidiaries have been included as a component of shareholders' equity subsequent to these changes.

FOREIGN EXCHANGE CONTRACTS

The Company conducts its business in various foreign currencies. The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. dollars recorded by the Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. dollar. In 1996, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all the forward foreign exchange contacts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates.
Net foreign currency gains and losses have not been material.

OTHER ISSUES

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company adopted SFAS 121 on January 1, 1996. Adoption of SFAS 121 did not have a material impact on the Company's financial condition or results of operations.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based
Compensation." In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its employee stock option and stock purchase plans and, accordingly, does not recognize compensation cost.

CAUTIONARY STATEMENTS

Certain of the statements contained in this annual report are forward-looking statements that involve a number of risks and uncertainties. These forward looking statements include, but are not limited to the statements above regarding the Company's expectation that the Company will continue to grow, international sales will continue to represent a significant portion of its overall net sales, gross profit will continue to decrease due to competitive pricing pressures, the Company's plans to continue to invest in new products and increase research and development spending in absolute dollars and the Company's belief that the deferred tax asset will be realized by an offset against the recognized deferred tax liability, and other matters discussed in this report. These risks and uncertainties could cause actual results to differ materially from those described herein and include the following:

MARKET RISK

The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future. In addition, the semiconductor equipment industry is highly competitive and subject to rapid change and new products and enhancements.

COMPETITION

The Company faces substantial competition in each of the markets in which it sells its products. Certain of the Company's competitors are larger and have greater resources, financial and otherwise, than the Company. There can be no assurance that be Company will be successful or as successful as in competitors, in selecting, developing, manufacturing, and marketing its new products or enhancing its existing products. Failure to successfully develop new products could materially adversely affect the Company's business, financial condition, and results of operations.

PATENTS AND PROPRIETARY RIGHTS

There has been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. The Company is currently involved in such litigation (see Note 9 to the Consolidated Financial Statements), and although the Company is not aware of any infringement by its products of any patent or proprietary rights of others, it could become involved in additional litigation in the future. Although the Company does not believe the outcome of the current litigation will have a material impact on the Company's financial condition or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact.

INTERNATIONAL OPERATIONS

Export sales accounted for approximately 64%, 56%, and 55% of net sales in 1996, 1995, and 1994, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences, and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import and export of semiconductor products. The Company cannot predict whether quotas, duties, taxes, or other changes or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on the Company's business, financial condition, or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations and capital resources through cash flow from operations, sale of equity securities, and borrowings. The Company's primary sources of funds at December 31, 1996 consisted of $176,668,000 of cash, cash equivalents, and short-term investments. In addition, at December 31, 1996, there was $15,153,000 available under bank lines of credit that expire at various dates through April 30, 1997. At December 31, 1996, there were no borrowings by the parent company and the Japanese subsidiary had $13,153,000 outstanding under these bank lines of credit which bear interest at an annual weighted average rate of 1.26%.

Cash and cash equivalents increased $5,648,000 from $60,114,000 at December 31, 1995 to $65,762,000 at December 31, 1996. Net cash provided by operating activities represented $67,274,000 primarily due to net income of $94,029,000, and depreciation and amortization of $11,332,000. These amounts were partially offset by increases in accounts receivable ($7,867,000), and inventories ($18,669,000), and a decrease in accounts payable of $6,819,000. The increases are generally due to the higher levels of business activity in 1996, as evidenced by the 24% increase in net sales. The increase in accounts receivable was affected by an increase in days sales outstanding in receivables, from 86 days at December 31, 1995 to 97 days at December 31, 1996. This increase is primarily due to the expansion of business in the Pacific Rim, as receivables there typically have longer collection cycles.
In 1996, the Company used $72,046,000 of cash for investing activities, primarily to purchase short-term investments and for capital expenditures to increase manufacturing capacity, to support new product development, and to expand other facilities to support the higher levels of business activity. The Company also invested in equipment used for customer evaluation and demonstration purposes. Net cash provided by financing activities in 1996 was $10,420,000, as purchases under the stock option and employee stock repurchase plans ($7,880,000) were partially offset by expenditures under the Company's common stock repurchase plan ($3,244,000).

The Company believes that funds generated from operations, existing cash balances, and borrowing capacity will be sufficient to meet the Company's requirements through 1997.

STOCK INFORMATION

Novellus' common stock is traded on the Nasdaq Stock Market and is quoted on the Nasdaq National Market under the symbol NVLS. The following table sets forth the high and low closing prices as reported by the Nasdaq National Market for the periods indicated:

    1996                   HIGH              LOW
    ------------------------------------------------------

    First Quarter       $61 1/4          $43 1/4
    Second Quarter       63 1/8           35 3/4
    Third Quarter        44               32 3/4
    Fourth Quarter       62 1/2           39

    1995                   HIGH              LOW
    ------------------------------------------------------

    First Quarter       $65 1/2          $42 3/4
    Second Quarter       72 1/4           55 3/4
    Third Quarter        87 1/4           66 7/8
    Fourth Quarter       74 1/4           47 3/4


The Company has not paid cash dividends on its common stock since inception, and its Board of Directors presently plans to reinvest the Company's earnings in its business. Accordingly, it is anticipated that no cash dividends will be paid to holders of common stock in the foreseeable future. Additionally, certain covenants set forth in the Company's bank lines of credit limit the Company's ability to pay dividends. As of December 31, 1996, there were 607 holders of record of the Company's common stock.

[consolidated statements of income]    [in thousands, except per share data]:


YEAR ENDED DECEMBER 31,                      1996           1995         1994
------------------------------------------------------------------------------

Net Sales                                $461,736       $373,732      $224,679
Cost of Sales                             197,162        157,585        96,226
                                         -------------------------------------
Gross profit                              264,574        216,147       128,453
Operating expenses:
    Research and development               53,902         41,009        26,012
    Selling, general and administrative    74,419         59,347        38,744
                                         -------------------------------------
Total operating expenses                  128,321        100,356        64,756
                                         -------------------------------------
Operating income                          136,253        115,791        63,697

Interest:
    Income                                  8,884          9,501         4,670
    Expense                                  (477)          (227)         (288)
                                         -------------------------------------
Net interest                                8,407          9,274         4,382
                                         -------------------------------------
Income before provision for income taxes  144,660        125,065        68,079
Provision for income taxes                 50,631         42,522        23,147
                                         -------------------------------------
Net income
                                          $94,029        $82,543       $44,932
                                         -------------------------------------
Net income per share                      $  5.70        $  4.82       $  2.72
                                         -------------------------------------
Shares used in per share calculations      16,509         17,137        16,495
                                         -------------------------------------
See accompanying notes.

[consolidated balance sheets]                               [in thousands):

    DECEMBER 31,                                              1996      1995
-----------------------------------------------------------------------------

ASSETS
Current assets:
    Cash and cash equivalents                             $ 65,762  $ 60,114
    Short-term investments                                 110,906    89,685
    Accounts receivable, net of allowance for doubtful
         accounts of $2,777 in 1996 and $2,196 in 1995     119,710   112,088
    Inventories                                             55,448    36,779
    Deferred taxes                                          18,058    16,666
    Prepaid and other current assets                         4,085     2,831
                                                        --------------------
Total current assets                                       373,969   318,163

Property and equipment:
    Machinery and equipment                                 60,240    39,590
    Furniture and fixtures                                   4,660     2,587
    Leasehold improvements                                  36,309    23,947
                                                        --------------------
                                                           101,209    66,124

Less accumulated depreciation and amortization              34,991    23,745
                                                        --------------------
                                                            66,218    42,379

Other assets                                                19,600     4,146
                                                        --------------------
Total assets                                              $459,787  $364,688
                                                        --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current obligations under lines of credit             $ 13,153  $  7,369
    Accounts payable                                        26,047    32,866
    Accrued payroll and related expenses                    17,404    15,578
    Accrued warranty                                        18,566    15,261
    Other accrued liabilities                               10,210     9,580
    Income taxes payable                                       771    11,252
                                                        --------------------
Total current liabilities                                   86,151    91,906

Commitments and contingencies

Shareholders' equity:
    Preferred stock, no par value;
         Authorized shares - 10,000
         Issued and outstanding shares - none                    -         -
    Common stock, no par value;
         Authorized shares - 40,000
         Issued and outstanding shares - 16,255 in 1996
              and 15,942 in 1995                           128,751   118,423
    Retained earnings                                      244,966   153,595
    Cumulative translation adjustments                         (81)      764
                                                        --------------------
Total shareholders' equity                                 373,636   272,782
                                                        --------------------
Total liabilities and shareholders' equity                $459,787  $364,688
                                                        --------------------



See accompanying notes.

[consolidated statements of cash flows] (in thousands):


YEAR ENDED DECEMBER 31,                               1996      1995      1994
------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                         $94,029   $82,543   $44,932
Adjustment to reconcile net income to net cash
    provided by operating activities:
         Depreciation and amortization              11,332     7,649     3,973
         Changes in operating assets and
            liabilities:
              Accounts receivable                   (7,867)  (51,774)  (24,294)
              Inventories                          (18,669)   (9,576)   (6,157)
              Deferred taxes and prepaid and
                 other current assets               (2,646)   (9,538)   (6,857)
              Accounts payable                      (6,819)   18,021     6,622
              Accrued payroll and related
                 expenses                            1,626     5,459     5,852
              Accrued warranty                       3,305     7,001     4,860
              Other accrued liabilities                430     2,601     4,274
              Income taxes payable                  (7,447)    9,484     7,244
                                                 -----------------------------
Total adjustments                                  (26,755)  (20,673)  (4,483)
                                                 -----------------------------
Net cash provided by operating activities           67,274    61,870    40,449

INVESTING ACTIVITIES
Purchase of held-to-maturity debt securities             -  (518,021) (128,565)
Proceeds from the sale and maturity of
    held-to-maturity debt securities                     -   518,888    62,577
Purchase of available-for-sale securities         (387,709)        -         -
Proceeds from the sale and maturity of
    available-for-sale securities                  366,488         -         -
Capital expenditures                               (35,285)  (21,829)  (12,689)
(Increase) decrease in other assets                (15,540)     (596)       58
                                                 -----------------------------
Net cash used for investing activities             (72,046)  (21,558)  (78,619)
                                                 -----------------------------
FINANCING ACTIVITIES
Principal payments under capital lease
    obligations                                          -         -       (38)
Proceeds from lines of credit                        5,784     2,851        38
Common stock issued                                  7,880     6,696    60,099
Common stock repurchased                            (3,244)  (35,732)        -
                                                 -----------------------------
Net cash provided by (used in) financing
    activities                                      10,420   (26,185)   60,099
                                                 -----------------------------
Net increase in cash and cash equivalents            5,648    14,127    21,929
Cash and cash equivalents at the beginning
    of the period                                   60,114    45,987    24,058
                                                 -----------------------------
Cash and cash equivalents at the end
    of the period                                  $65,762   $60,114   $45,987
                                                 -----------------------------
Supplemental disclosures:
Cash paid during the year for:
    Interest                                       $   477   $   227   $   287
    Income taxes                                    57,611    40,209    21,892

OTHER NONCASH CHANGES:
Income tax benefits from employee stock plans        3,034     4,297     3,722
Transfers of securities from held-to-maturity
    to available-for-sale                                -   145,265         -

See accompanying notes.

[consolidated statements of shareholders' equity] [in thousands]:

                                                                                             TOTAL
                                           COMMON STOCK        RETAINED       TRANSLATION    SHAREHOLDERS'
                                        SHARES       AMOUNT    EARNINGS       ADJUSTMENT     EQUITY
--------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994              14,167    $ 48,711     $ 56,750         $      -     $105,461
    Exercise of stock options              456       5,213            -                -        5,213
    Shares issued under employee
         stock purchase plan                46         999            -                -          999
    Income tax benefits realized from
         activity in employee stock
         plans                               -       3,722            -                -        3,722
    Stock offering                       1,500      53,887            -                -       53,887
    Net income                               -           -       44,932                -       44,932
                                        ---------------------------------------------------------------
Balance at December 31, 1994            16,169     112,532      101,682                -      214,214
    Exercise of stock options              372       5,230            -                -        5,230
    Shares issued under employee
         stock purchase plan                42       1,466            -                -        1,466
    Income tax benefits realized from
         activity in employee stock
         plans                               -       4,297            -                -        4,297
    Common stock repurchased              (641)     (5,102)     (30,630)               -      (35,732)
    Cumulative translation adjustment        -           -            -              764          764
    Net income                               -           -       82,543                -       82,543
                                        ---------------------------------------------------------------
Balance at December 31, 1995            15,942     118,423      153,595              764      272,782
    Exercise of stock options              335       5,619            -                -        5,619
    Shares issued under employee
         stock purchase plan                64       2,261            -                -        2,261
    Income tax benefits realized from
         activity in employee stock
         plans                               -       3,034            -                -        3,034
    Common stock repurchased               (86)       (586)      (2,658)               -       (3,244)
    Cumulative translation adjustment        -           -            -             (845)        (845)
    Net income                               -           -       94,029                -       94,029
                                        ---------------------------------------------------------------
Balance at December 31, 1996            16,255    $128,751     $244,966            $ (81)    $373,636
                                        ---------------------------------------------------------------


See accompanying notes.

[notes to consolidated financial statements] [December 31, 1996]:

NOTE 1        BUSINESS AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

Novellus Systems, Inc. (the Company) is a leading manufacturer of chemical vapor deposition (CVD) systems used in the fabrication of integrated circuits. The Company's products are differentiated by their ability to provide simultaneous solutions to productivity and wafer quality problems facing the worldwide semiconductor manufacturing industry. Novellus serves the global semiconductor manufacturing market from its corporate headquarters in San Jose, California and through subsidiaries in Europe and the Pacific Rim.

CONCENTRATION OF CREDIT RISK

The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterpart has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of nonperformance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount and contracts it enters into with any one party.

CONCENTRATIONS OF OTHER RISKS

Certain of the statements contained in this annual report are forward looking statements that involve a number of risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described herein and include the following:


          Market Risk
          The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which in turn, depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future. In addition, the semiconductor equipment industry is highly competitive, and subject to rapid technological change and new products and enhancements.

          Competition
          The Company faces substantial competition in each of the markets in which it sells its products. Certain of the Company's competitors are larger, and have greater resources, financial, and otherwise, than the Company. There can be no assurances that the Company will be successful or as successful as its competitors, in selecting, developing, manufacturing and marketing its new products, or in enhancing its existing products. Failure to successfully develop new products could materially adversely affect the Company's business, financial condition and results of operations.

          Patents and Proprietary Rights
          There has been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. The Company is currently involved in such litigation (see Note 9) and although it is not aware of any infringement by its products of any patents or proprietary rights of others, it could become involved in additional litigation in the future. Although the Company does not believe the outcome of the current litigation will have a material impact on the Company's financial condition, or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact.

          International Operations
          Export sales accounted for approximately 64%, 56%, and 55% of net sales in 1996, 1995, and 1994, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the foreseeable future.  As a result, a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers,
          difficulties in staffing and managing foreign subsidiary
          operations, difficulties in managing distributors, potentially adverse tax consequences, and the possibility of difficulty in accounts receivable collection. The Company is also subject to the
risks associated with the legislation and regulations related to the import and export of semiconductor products. The Company cannot predict whether quotas, duties, taxes or large charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse affect upon the Company's business, financial condition, or results of operations.
--------------------------------------------------------------------------------
NOTE 2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified to conform to the 1996 presentation.

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

CASH AND CASH EQUIVALENTS
For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments with insignificant interest rate risk and maturities of ninety days or less at date of purchase to be cash equivalents.

SHORT-TERM INVESTMENTS
The Company classifies its marketable debt and equity securities as available-for-sale in accordance with the provisions of the Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included in retained earnings. Realized gains and losses and declines in value of securities judged to be other than temporary are included in net interest. Interest on all securities is included in net interest.

INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consisted of the following at December 31 (IN THOUSANDS):

                                                         1996            1995
-----------------------------------------------------------------------------

PURCHASED AND SPARE PARTS                             $40,211         $17,571
WORK-IN-PROCESS                                        11,347          14,550
FINISHED GOODS                                          3,890           4,658
-----------------------------------------------------------------------------
                                                      $55,448         $36,779
-----------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation and amortization are provided mainly on the straight-line method over the following useful lives:

-----------------------------------------------------------------------------
MACHINERY AND EQUIPMENT              3-5 YEARS
FURNITURE AND FIXTURES               3-5 YEARS
LEASEHOLD IMPROVEMENTS               SHORTER OF USEFUL LIFE OR
                                     REMAINING LEASE TERM
-----------------------------------------------------------------------------

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS 121 on January 1, 1996. Adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

FOREIGN CURRENCY ACCOUNTING
The local currency is the functional currency for all foreign operations. In 1996, the Company changed the functional currency for subsidiaries in Korea, Taiwan, Singapore, the United Kingdom, the Netherlands, Germany, France, and China from the U.S. dollar to the local currency. On January 1, 1995, the Company changed the functional currency for its Japanese subsidiary from the U.S. dollar to the local currency. These changes were made in order to reflect the changing nature of the operations of the Company's foreign subsidiaries. These changes had no material impact on financial position or results of operations for the year ended December 31, 1996. Accordingly, translation gains or losses related to the foreign subsidiaries have been included as a component of shareholders' equity subsequent to these changes.

FORWARD FOREIGN EXCHANGE CONTRACTS
The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. dollar. In 1996, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all forward foreign exchange contracts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Net foreign currency gains and losses have not been material.

NET INCOME PER SHARE
Net income per share is based on the weighted average common and dilutive common equivalent shares outstanding during the period. Stock options are considered common stock equivalents and are included in the weighted average computation using the treasury stock method.

ADVERTISING EXPENSES
The Company accounts for advertising costs as expenses in the period in which they are incurred. Advertising expenses for 1996, 1995, and 1994 were $3,259,000, $2,692,000, and $1,164,000, respectively.

EMPLOYEE STOCK PLANS
Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its employee stock option and stock purchase plans and, accordingly, does not recognize compensation cost. Note 6 to the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income and earnings per share for 1996 and 1995 as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123.

--------------------------------------------------------------------------------
NOTE 3                    FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
As part of the Company's asset and liability management, the Company enters into various types of transactions that involve financial instruments with off-balance sheet risk. The Company enters into foreign forward exchange contracts in order to manage foreign exchange risk. The notional values, carrying amounts, and fair market values are as follows at December 31 (in thousands):

                                                        1996                                    1995
                                       -----------------------------------------------------------------------------
                                       NOTIONAL     CARRYING     ESTIMATED      NOTIONAL    CARRYING       ESTIMATED
                                         AMOUNT       AMOUNT    FAIR VALUE        AMOUNT      AMOUNT      FAIR VALUE
                                       -----------------------------------------------------------------------------
SELL FOREIGN CURRENCY, PRIMARILY YEN    $27,140        $(279)       $1,325       $24,031       $(222)         $2,257

AVAILABLE-FOR-SALE SECURITIES
The Company currently invests in only high quality, short-term investments which it classifies as available-for-sale. As such, there were no significant differences between amortized cost and estimated fair value at December 31, 1996 and 1995. Additionally, because investments are short-term and are generally allowed to mature, realized gains and losses for both years have been minimal. All investments held at December 31, 1996 are due in less than one year.

The following table presents the estimated fair value of the Company's investments by balance sheet classification at December 31 (IN THOUSANDS):

                                                           1996         1995
    ------------------------------------------------------------------------
    INSTITUTIONAL MONEY MARKET FUNDS                   $      -     $  2,942
    COMMERCIAL PAPER                                     27,339       52,638
    ------------------------------------------------------------------------
      AMOUNT INCLUDED IN CASH AND CASH EQUIVALENTS       27,339       55,580
    ------------------------------------------------------------------------
    COMMERCIAL PAPER                                     75,085       76,019
    U.S. TREASURY SECURITIES AND OBLIGATIONS OF
      U.S. GOVERNMENT AGENCIES                           35,821       13,666
    ------------------------------------------------------------------------
      AMOUNTS INCLUDED IN SHORT-TERM INVESTMENTS        110,906       89,685
    ------------------------------------------------------------------------
    U.S. TREASURY SECURITIES                              5,489            -
    ------------------------------------------------------------------------
      AMOUNTS INCLUDED IN OTHER ASSETS                    5,489            -
    ------------------------------------------------------------------------
      TOTAL AVAILABLE-FOR-SALE SECURITIES              $143,734     $145,265
    ------------------------------------------------------------------------

On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the provisions in the Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At December 31, 1995, (the date of transfer) the amortized cost of these securities was $145,265,000 and the unrealized gain was not material.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS
The carrying and fair values of the Company's other financial instruments were as follows at December 31 (IN THOUSANDS):

                                                       1996                       1995
                                           ------------------------------------------------------
                                              CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                                 VALUE     FAIR VALUE        VALUE     FAIR VALUE
                                           ------------------------------------------------------
CASH AND CASH EQUIVALENTS                      $65,762        $65,762      $60,114        $60,114
CURRENT OBLIGATIONS UNDER LINES OF CREDIT      $13,153        $13,153      $ 7,369        $ 7,369

The fair values of the Company's short-term investments are based on quoted market prices as of December 31, 1996 and 1995. The fair value of the Company's obligations under lines of credit is based on current rates offered to the Company for similar debt instruments of the same remaining maturities.

--------------------------------------------------------------------------------
NOTE 4                LINES OF CREDIT
--------------------------------------------------------------------------------

The Company has lines of credit with three banks under which the Company can borrow up to $15,153,000 at the bank's prime rates (1% to 8.25% at December 31, 1996), which expire at various dates through June 1998. The lines restrict payment of cash dividends on the Company's stock. A portion of this facility ($13,153,000) is available to the Company's Japanese subsidiary. Borrowings by the subsidiary are at various rates as negotiated with the banks. At December 31, 1996 and 1995, there were no borrowings by the parent company, and $13,153,000 and $7,369,000 by the Japanese subsidiary, respectively, at annual weighted average interest rates of 1.26% and 3.80%, respectively.

--------------------------------------------------------------------------------
NOTE 5                COMMITMENTS
--------------------------------------------------------------------------------

The Company leases its facilities under operating leases. These leases expire January 1997 through October 2006. As of December 31, 1996, the minimum annual rental commitments are as follows (IN THOUSANDS):

                            1997         3,897
                            1998         3,577
                            1999         3,575
                            2000         3,407
                            2001         1,139
                          BEYOND         1,535
                      ------------------------
                                       $17,130
                      ------------------------

Rent expense was approximately $4,094,000, $2,854,000, and $1,748,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

On April 10, 1996, the Company entered into a lease agreement for five buildings in the San Jose area, three of which are currently occupied and were previously leased by the Company. The agreement is for five years at interest rates that approximate the London Interbank Offering Rate (LIBOR). At current interest rates, the annual lease payments represent approximately $1.9 million. During the term of the lease, the Company may elect to purchase the buildings for an amount that approximates the lessor's cost of the property and any current rent due and payable. The guaranteed residual payment on the lease agreement is approximately $28.0 million. In connection with the collateral requirements of this agreement, at the option of the Company to reduce interest expense related to this lease agreement, it has pledged securities of approximately $29.4 million which are included in short-term investments.

On October 24, 1996, the Company entered into an additional lease agreement for approximately 4.4 acres of undeveloped land adjacent to the five buildings referred to above. The agreement is for ten years at an interest rate that approximates LIBOR. At current interest rates, the annual lease payments represent approximately $0.3 million. During the term of the lease, the Company may elect to purchase the land for an amount that approximates the lessor's cost of the property and any current rent due and payable. The guaranteed residual payment on the lease agreement is approximately $5.2 million. In connection with the collateral requirements of this agreement, the Company has pledged securities of approximately $5.5 million which are included in other assets.

These leases contain certain restrictive financial covenants. The Company was in compliance with these covenants at December 31, 1996.

--------------------------------------------------------------------------------
NOTE 6           EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

EMPLOYEE STOCK OPTION PLANS
The Company grants options to employees under the 1984 and 1992 Stock Option Plans (the Plans). Under the Plans, options to purchase up to 5,670,000 shares of the Company's common stock may be granted at not less than fair market value. Options generally vest ratably over a four year period on the anniversary date of the grant or as determined by the Board of Directors. Stock options expire ten years after date of grant. At December 31, 1996, approximately 2,502,000 shares were reserved for future issuance under the Employee Stock Option Plans and options to purchase 580,715 shares were exercisable at a weighted average exercise price of $30.30.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option Plans. Had compensation cost for the Company's stock option and stock purchase plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                          1996           1995
                                   --------------------------
NET INCOME AS REPORTED                 $94,029        $82,543
PRO FORMA NET INCOME                   $86,791        $79,553
EARNINGS PER SHARE AS REPORTED         $  5.70        $  4.82
PRO FORMA EARNINGS PER SHARE           $  5.23        $  4.73

Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1997.

In calculating pro forma compensation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants made in 1996 and 1995:

                                             1996            1995
                                       --------------------------
DIVIDEND YIELD                               NONE            NONE
EXPECTED VOLATILITY                           56%             56%
RISK FREE INTEREST RATE                     5.98%           6.34%
EXPECTED LIVES                         2.9 YEARS        2.9 YEARS

The weighted average fair value of options granted during the year were $21.45 and $26.25 for 1996 and 1995, respectively.

The pro forma net income and earnings per share listed above includes expense related to the Company's Employee Stock Purchase Plans. The fair value of issuances under the employee stock purchase plans is estimated on the issuance date using the Black-Scholes model with the following weighted average assumptions for issuances made in 1996 and 1995:

                                                      1996           1995
                                               --------------------------
DIVIDEND YIELD                                        NONE           NONE
EXPECTED VOLATILITY                                     60%           60%
RISK FREE INTEREST RATE                                5.8%          5.8%
EXPECTED LIVES                                     1/2 YEAR      1/2 YEAR

The weighted average fair value of purchase rights granted during the year were $13.82 and $17.51 for 1996 and 1995, respectively.

Information with respect to stock option activity is as follows:
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    WEIGHTED AVERAGE
                                 AUTHORIZED   OUTSTANDING      PRICE PER SHARE       EXERCISE PRICE
                                 ---------------------------------------------------------------------
Balance at December 31, 1993        454          1,880         $ 0.40 - $34.00
    Options granted                (516)           516         $28.13 - $53.38
    Options exercised                 -           (456)        $ 3.50 - $38.50
    Options canceled                105           (105)        $ 7.06 - $43.50
                                 ---------------------------------------------------------------------
Balance at December 31, 1994         43          1,835         $ 0.40 - $53.38
    Additional authorization        700              -              -
    Options granted                (771)           771         $48.13 - $83.25
    Options exercised                 -           (372)        $ 5.69 - $53.38
    Options canceled                179           (194)        $ 8.38 - $83.25
                                 ---------------------------------------------------------------------
Balance at December 31, 1995        151          2,040         $ 0.40 - $83.25      $38.83
    Additional authorization        680              -              -
    Options granted                (885)           885         $36.38 - $60.25      $52.37
    Options exercised                 -           (326)        $ 8.38 - $57.25      $15.56
    Options canceled                192           (235)        $ 0.40 - $83.25      $49.41
                                 ---------------------------------------------------------------------
Balance at December 31, 1996        138          2,364         $ 8.38 - $83.25      $46.13
                                 ---------------------------------------------------------------------


The following table summarizes information about stock options outstanding at December 31, 1996:


                                 OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------  ------------------------------------

                          OPTIONS             WEIGHTED                                    OPTIONS
                       OUTSTANDING AT      AVERAGE REMAINING       WEIGHTED             EXERCISABLE AT      WEIGHTED
     RANGE OF           DECEMBER 31,       CONTRACTUAL LIFE         AVERAGE              DECEMBER 31,        AVERAGE
  EXERCISE PRICES       1996                   (YEARS)           EXERCISE PRICE              1996        EXERCISE PRICE
-------------------------------------------------------------------------------------  ------------------------------------
 $8.38 - $23.13         252,813                 0.78               $12.41                  215,493          $11.54
$23.38 - $34.00         390,243                 6.84                27.50                  202,532           26.91
$35.50 - $41.38         229,295                 9.31                39.82                    8,794           37.86
$43.50 - $49.98         237,461                 8.70                46.38                   22,087           45.71
$50.75 - $57.25         528,477                 8.57                53.90                   33,162           54.90
         $60.25         460,600                 9.62                60.25                   30,000           60.25
$62.00 - $83.25         264,788                 8.24                70.92                   68,647           68.28
-------------------------------------------------------------------------------------  ------------------------------------
 $8.38 - $83.25       2,363,677                 7.71               $46.13                  580,715          $30.30
-------------------------------------------------------------------------------------  ------------------------------------


EMPLOYEE STOCK PURCHASE PLANS
In December 1988 and May 1992, the Company adopted qualified Employee Stock Purchase Plans under Sections 421 and 423 of the Internal Revenue Code and reserved 200,000 and 150,000 shares of common stock for issuance under the plans, respectively. In 1995, the Company's shareholders approved an amendment to increase shares reserved for issuance under the 1992 Employee Stock Purchase Plan from 150,000 shares to 250,000 shares. Under the two plans, qualified employees are entitled to purchase shares at 85% of the fair market value on specified dates. There were approximately 62,000, 42,000, and 46,000 shares issued under the two plans in 1996, 1995, and 1994, respectively. At December 31, 1996, approximately 20,000 shares were reserved for future issuance under the Employee Stock Purchase Plans.

COMMON STOCK REPURCHASE PROGRAM
In October 1992 and January 1996, the Company announced it would repurchase 700,000 and 1,000,000 shares, respectively, of common stock for issuance in future Company employee benefit and compensation plans and other requirements. During 1996, the Company repurchased 86,000 shares under the program, and had purchased a total of 781,000 shares as of December 31, 1996.

Employee Savings and Retirement Plan

The Company maintains a 401(k) retirement savings plan for its full-time employees. Participants in the plan may contribute up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code.

Profit Sharing and Bonus Programs

The Company has profit sharing and bonus programs that distribute cash based on the performance of the Company and its employees, including the executive officers. Charges to operations under these programs were $10,222,000, $8,418,000, $6,247,000 in 1996, 1995, and 1994, respectively.

NOTE 7        TAXES ON INCOME

Significant components of the provision for income taxes attributable to operations are as follows (in thousands):

                                                   1996     1995      1994
                                            --------------------------------
State:
    Current                                     $ 6,145  $ 6,251    $4,053
    Deferred                                        222   (1,248)     (466)
                                            --------------------------------
                                                  6,367    5,003     3,587
Federal:
    Current                                      38,701   38,245    21,084
    Deferred                                      1,545   (7,186)   (5,662)
                                            --------------------------------
                                                 40,246   31,059    15,422
Foreign:
Current                                             984    2,163       416
Income tax benefits attributable
    to employee stock plan activity
    allocated to shareholders' equity             3,034    4,297     3,722
                                            --------------------------------
Total provision for income taxes                $50,631  $42,522   $23,147
                                            --------------------------------


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows at December 31 (in thousands):

                                                      1996       1995
                                                  --------------------

Deferred tax assets:
    Financial valuation accounts                   $ 5,464    $ 5,524
    Expenses not currently deductible                9,807      9,754
    State and other taxes                            1,315      1,388
    Foreign losses                                   1,472          -
                                                  --------------------
Total deferred tax assets                           18,058     16,666
                                                  --------------------
Deferred tax liabilities:
    Fixed assets                                    (3,545)      (386)
                                                  --------------------
Total net deferred tax assets                      $14,513    $16,280
                                                  --------------------

The provisions for income taxes differ from provisions calculated by applying the federal statutory tax rate to income before taxes because of the following (in thousands):

                                                   1996      1995      1994
                                             --------------------------------
Expected provisions at 35%                      $50,631   $43,773   $23,828
State taxes, net of federal benefit               4,200     3,252     2,332
Research and development credits                   (500)     (566)     (962)
Foreign Sales Corporation benefit                (4,300)   (3,868)   (2,195)
Other                                               600       (69)      144
                                             --------------------------------
                                                $50,631   $42,522   $23,147
                                             --------------------------------


NOTE 8        GEOGRAPHIC INFORMATION REPORTING AND MAJOR CUSTOMERS

The Company and its subsidiaries operate in one industry segment, principally the development, manufacture, sale and service of chemical vapor deposition systems for use in the manufacture of integrated circuits.

The following is a summary of operations in geographic areas (in thousands):

                                             North America       Europe    Pacific Rim    Eliminations    Consolidated
                                          -------------------------------------------------------------------------------
1996
Sales to unaffiliated customers                   $387,396       $4,336        $70,004         $      -       $461,736
Transfers between geographic locations              59,771        2,377          9,438          (71,586)             -
                                          -------------------------------------------------------------------------------
Total net sales                                    447,167        6,713         79,442          (71,586)       461,736
Operating income                                   137,887          203         (1,837)               -        136,253
Identifiable assets                                407,472        1,501         50,814                -        459,787

1995
Sales to unaffiliated customers                  $315,976        $2,967        $54,789         $      -       $373,732
Transfers between geographic locations             39,376         2,190          8,164          (49,730)             -
                                          --------------------------------------------------------------------------------
Total net sales                                   355,352         5,157         62,953          (49,730)       373,732
Operating income                                  110,224           201          5,366                -        115,791
Identifiable assets                               319,502         1,072         44,114                -        364,688

1994
Sales to unaffiliated customers                  $194,139        $2,633        $27,907         $      -       $224,679
Transfers between geographic locations             24,160         1,822          7,495          (33,477)             -
                                          --------------------------------------------------------------------------------
Total net sales                                   218,299         4,455         35,402          (33,477)       224,679
Operating income                                   61,656           223          1,818                -         63,697
Identifiable assets                               237,870           882         26,248                -        265,000



Transfers and commission arrangements between geographic areas are at prices sufficient to recover a reasonable profit.

In 1996, 1995, and 1994, sales to one customer (a distributor) were approximately 12%, 11%, and 13% of net sales, respectively.

Export sales were 64% in 1996 (54% to the Pacific Rim, 10% to all other), 56% of net sales in 1995 (47% to the Pacific Rim, 9% to all other), and 55% of net sales in 1994 (43% to the Pacific Rim, 12% to all other).

NOTE 9        LEGAL PROCEEDINGS AND CONTINGENCIES

On January 20, 1995, Applied Materials Inc. (Applied) filed a patent infringement suit against the Company, alleging that the Company's TEOS products infringe one of Applied's patents that was issued in November 1994. The Company expects the case to go to trial in the second quarter of 1997.
On September 15, 1995, Applied and the Company filed separate lawsuits each claiming the other is liable for patent infringement. As the lawsuits, including counterclaims, are now amended, the Company alleges that: (1) Applied's tungsten products infringe three of the Company's patents, issued in July 1993, August 1993, and December 1994, respectively. (2) Applied's TEOS products infringe one of the Company's patents issued in June 1995. Applied alleges that one of the Company's tungsten processes infringes one of Applied's patents that was issued in 1991. Discovery is ongoing in the matters initiated on September 15, 1995 and trial is currently scheduled for August 1997, but is expected to the continued until a later date. Management's expectations are that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, cash flows or results of operations; however, based on future developments, management's estimate of the ultimate outcome could change in the near term.

In the normal course of business, the Company from time to time receives inquiries with regard to possible patent infringements. Management believes that it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on the Company's financial position or results of operations.

NOTE 10       RELATED PARTY TRANSACTIONS

The President of Submicron Technology, Inc. (Submicron), which is one of the Company's customers, is also a member of the Company's Board of Directors. The Company sells systems and spare parts to Submicron.

During 1996, the Company sold approximately $20,200,000 to Submicron. Management believes these transactions were under terms no less favorable to the Company than those arranged with other parties. There were no material transactions with Submicron prior to 1996. Trade receivables from Submicron at December 31, 1996 were $10,195,000.

[report of Ernst & Young LLP, independent auditors]


The Shareholders and Board of Directors
Novellus Systems, Inc.


We have audited the accompanying consolidated balance sheets of Novellus Systems, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novellus Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                 /s/ Ernst & Young LLP



San Jose, California
January 19, 1997

[shareholders' information]
--------------------------------------------------------------------------------


ANNUAL MEETING
THE 1997 ANNUAL MEETING OF THE SHAREHOLDERS WILL BE HELD AT 8:00 A.M. ON MAY 23, 1997 AT NOVELLUS CORPORATE HEADQUARTERS
3970 NORTH FIRST STREET,
SAN JOSE CA 95134.

FORM 10-K
THE COMPANY'S FISCAL 1996 ANNUAL REPORT ON FORM 10K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE AVAILABLE AFTER MARCH 10, 1997. A COPY OF THIS REPORT MAY BE OBTAINED BY WRITING THE SECRETARY OF THE CORPORATION.

TRANSFER AGENT
CHEMICAL MELLON SHAREHOLDERS SERVICE
SAN FRANCISCO, CALIFORNIA

AUDITORS
ERNST & YOUNG LLP
SAN JOSE, CALIFORNIA

GENERAL COUNSEL
MORRISON & FOERSTER LLP
PALO ALTO, CALIFORNIA

STOCK LISTING
NOVELLUS SYSTEMS' COMMON STOCK IS TRADED ON THE NATIONAL MARKET SYSTEM OF NASDAQ UNDER THE SYMBOL NVLS.


[corporate directory]


BOARD OF DIRECTORS             CORPORATE OFFICERS              OPERATING OFFICERS
------------------------------------------------------------------------------------
RICHARD S. HILL                RICHARD S. HILL                 DAVID AVERY
CHAIRMAN OF THE BOARD          CHAIRMAN OF THE BOARD           PRESIDENT, EUROPEAN OPERATIONS
AND CHIEF EXECUTIVE OFFICER    AND CHIEF EXECUTIVE OFFICER
NOVELLUS SYSTEMS, INC.                                         MATTHEW CHAN
                               ROBERT H. SMITH                 PRESIDENT, ASIA OPERATIONS
D. JAMES GUZY                  EXECUTIVE VICE PRESIDENT,
PRESIDENT                      AND CHIEF FINANCIAL OFFICER     NAK-KYUNG CHUNG
ARBOR COMPANY                                                  PRESIDENT, KOREA OPERATIONS
                               PETER HANLEY
TOM LONG                       EXECUTIVE VICE PRESIDENT,       YUTAKA KISANUKI
DIRECTOR OF PROGRAMS           SALES AND MARKETING             PRESIDENT, JAPAN OPERATIONS
PLANAR ADVANCE, INC.
                               JOHN CHENAULT                   DENNIS R. RICCIO
GLEN POSSLEY                   VICE PRESIDENT, OPERATIONS      PRESIDENT, U.S. OPERATIONS
PRESIDENT OF SUBMICRON
TECHNOLOGY, INC.               JEFFREY C. BENZING
                               VICE PRESIDENT, ENGINEERING
ROBERT H. SMITH
EXECUTIVE VICE PRESIDENT       ALAIN HARRIS
AND CHIEF FINANCIAL OFFICER    VICE PRESIDENT AND
NOVELLUS SYSTEMS, INC.         CHIEF TECHNICAL OFFICER

JOSEPH VAN POPPELEN
PRESIDENT
VAN POPPELEN COMPANY




32