Form 10-K405, Exhibit 13
period 1999-12-31
NOVELLUS SYSTEMS INC
filed 2000-03-30
CIK 836106

EXHIBIT 13.1


FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)

1999     QUARTER ENDED (UNAUDITED)         MAR 27        JUN 26        SEP 25         DEC 31
                                       ------------- -------------- -------------- -------------
Net sales                              $    115,231  $    130,878   $    154,916   $    191,716
Gross profit                           $     61,134  $     69,582   $     83,721   $    106,594
Gross profit as a % of sales                     53%           53%            54%            56%
Operating income                       $     12,719  $     14,945   $     28,605   $     44,068
Net income                             $      9,425  $     12,399   $     21,773   $     32,977
Basic earnings per share(2)            $       0.09  $       0.11   $       0.19   $       0.28
Diluted earnings per share(2)          $       0.08  $       0.10   $       0.18   $       0.27
Shares used in basic per share
calculations(2)                             107,928       116,335        116,823        118,183
Shares used in diluted per share
calculations(2)                             113,393       120,781        121,937        124,277


1998     QUARTER ENDED (UNAUDITED)         MAR 28        JUN 27        SEP 26         DEC 31
                                       ------------- -------------- -------------- -------------
Net sales                              $    163,214  $    142,844   $    106,704   $    106,016
Gross profit                           $     89,931  $     78,566   $     56,082   $     56,286
Gross profit as a % of sales                     55%           55%            53%            53%
Operating income                       $     31,711  $     24,031   $     11,212   $     11,994
Net income                             $     20,950  $     16,115   $      7,623   $      8,140
Basic earnings per share(2)            $       0.21  $       0.16   $       0.07   $       0.08
Diluted earnings per share(2)          $       0.20  $       0.15   $       0.07   $       0.08
Shares used in basic per share
calculations(2)                             101,449       101,796        102,285        102,894
Shares used in diluted per share
calculations(2)                             104,572       105,142        103,977        106,153


(2) The earnings per share amounts and shares used have been adjusted to reflect the Company's three-for-one stock split, effective January 15, 2000.

Selected Consolidated Financial Data [in thousands, except per share data]:

YEAR ENDED DECEMBER 31,                     1999        1998        1997         1996         1995
------------------------------------- ----------- ----------- -----------     ---------- ------------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Net sales                               $592,741    $518,778    $534,004      $461,736     $373,732
Gross profit                             321,031     280,865     290,438       264,574      216,147
Net income (loss)                         76,574      52,828     (95,658)(1)    94,029       82,543

Basic earnings (loss) per share(2)      $   0.67    $   0.52    $  (0.96)     $   0.97     $   0.84
Diluted earnings (loss) per share(2)    $   0.64    $   0.50    $  (0.96)     $   0.95     $   0.80
Shares used in basic per share
calculations(2)                          114,817     102,106      99,770        96,468       98,136
Shares used in diluted per share
calculations(2)                          120,097     104,961      99,770(3)     99,054      102,822

DECEMBER 31,                                1999        1998        1997           1996         1995
------------------------------------- ----------- ----------- -----------     ---------- ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents,
   and short-term investments           $385,257    $130,818    $ 98,089       $176,668     $149,799
Working capital                          592,436     287,621     223,710        287,818      226,257
Total assets                             909,929     551,939     493,300        459,787      364,688
Long-term obligations                         --      65,000      65,000             --           --
Shareholders' equity                     769,699     375,465     301,001        373,636      272,782
Cash dividends per share                      --          --          --             --           --

(1) The Company's reported loss of $95.7 million or $0.96 per share for the year ended December 31, 1997 includes pre-tax one-time charges totaling $235.2 million, consisting of $133.5 million in connection with the acquisition of TFS, a write-off of $17.7 million in connection with outstanding accounts receivable from Submicron Technology, Inc. and charges totaling $84.0 million in connection with the May 4, 1997 settlement of the TEOS patent litigation.

(2) The earnings (loss) per share amounts and shares used have been adjusted to reflect the Company's two-for-one stock split, effective October 1997 and the Company's three-for-one stock split, effective January 15, 2000.

(3) Excludes common stock equivalents as they are antidilutive to the loss per share for the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Net Sales
Net sales were $592.7 million, $518.8 million, and $534.0 million in 1999, 1998, and 1997, respectively. The increase of approximately 14% from 1998 to 1999 reflects the strengthening of the semiconductor industry, as it appears to be in the early stages of a broad-based recovery. The increase in sales is attributable to both capacity and technology purchases. The Company's CVD equipment showed strong sales primarily as a result of increasing demand for its Concept Two products offset by the decline in demand for the Company's Concept One products. The decrease of approximately 3% from 1997 to 1998 reflects the slowdown in capital spending by semiconductor equipment manufacturers during 1998, particularly for capacity purchases. International sales were approximately 67% of net sales in 1999, an increase from 51% in 1998. The increase is the result of higher demand in Japan, Korea, and Pacific Rim countries offset by lower demand in Europe. International sales were approximately 51% of net sales in 1998, an increase from 47% in 1997. The increase is the result of higher demand in Europe and Korea offset by lower demand in Japan and the Pacific Rim countries. The Company expects international sales to continue to represent a significant portion of its overall net sales. The Company's international sales are primarily made directly to its customers.

Gross Profit
Gross profit was $321.0 million, $280.9 million, and $290.4 million in 1999, 1998, and 1997, respectively. The absolute dollar increase from 1998 to 1999 is due to higher net sales. The absolute dollar decrease from 1997 to 1998 was due to lower net sales. As a percentage of net sales, gross profit remained consistent at 54% in 1999, 1998 and 1997. While gross profit as a percentage of sales remained constant in all three years, the Company experienced a higher level of unabsorbed fixed costs in 1998 as compared with 1997. The higher unabsorbed fixed costs in 1998 were offset by stronger system gross margins due to lower sales of older, lower margin PVD systems associated with the acquisition of TFS. During the latter half of 1999, the level of unabsorbed fixed costs declined, however, the Company incurred higher warranty costs in 1999 as compared to 1998. The Company anticipates that continuing cost reduction programs, increasing sales volumes and the corresponding higher absorption of fixed overhead costs will result in improved near term gross margins.

Selling, General, and Administrative
Selling, general, and administrative expenses were $101.0 million, $95.4 million, and $89.5 million in 1999, 1998, and 1997, respectively. As a percentage of net sales, selling, general, and administrative expenses were approximately 17%, 18%, and 17% in 1999, 1998, and 1997, respectively. The increase in absolute dollars from 1998 to 1999 is attributable to increased costs associated with the growth in revenues. However, the decrease as a percentage of net sales from 1998 to 1999 reflects the Company's ongoing efforts to control selling, general, and administrative expenses despite the rapid growth in revenues. The increase as a percentage of net sales and in absolute dollars from 1997 to 1998 is related to the impact of a full year of selling, general and administrative expenses associated with the PVD product line, acquired from Varian in June 1997.

Research and Development
Research and development expenses were $119.7 million, $106.5 million, and $89.8 million (excluding a charge for acquired in-process research and development of $119.2 million), in 1999, 1998, and 1997, respectively. The increases reflect the Company's continued commitment to the development of new products, including additional Concept Two modules, advanced PVD systems, advanced "gap fill" technology, primary conductor metals, low K dielectric materials and additional advanced technologies for the next generation of smaller geometry fabrication lines, as well as equipment to process 300mm wafers. As a percentage of net sales, research and development expenses were approximately 20%, 21%, and 17% in 1999, 1998, and 1997, respectively. The Company plans to continue to invest in new products and increase research and development spending in absolute dollars. However, as the Company continues to experience growth in revenues, research and development expenses as a percentage of revenues will continue to decline.

Gross profit, research and development expenses, and selling, general, and administrative expenses were affected throughout the periods indicated by charges to expense for the Company's profit sharing and bonus programs. Amounts charged to expense for these programs in 1999, 1998, and 1997 were $10.3 million, $5.5 million, and $8.0 million, respectively.

Acquisition of Thin Film Systems
In connection with the acquisition of the Thin Film Systems Division from Varian Associates, the Company recorded pre-tax charges of $133.5 million during 1997. These charges included $119.2 million for in-process research and development and $14.2 million attributed to restructuring charges, relating primarily to write-offs of duplicative assets and facilities. As of December 31, 1999, all of the restructuring charges had been incurred and the Company had made approximately $2.6 million of cash payments, primarily related to lease payments.

To determine the value of the acquired in-process research and development technology, the Company considered, among other factors, the stage of development of each project, the time and resources needed to complete each project, expected income, target markets and associated risks. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, and the risks related to the viability of potential changes in future target markets. Due to the absence of a completed working model at which point functions, features and technical performance requirements can be demonstrated as of the date of the acquisition, the Company concluded that the in-process technology had no alternate future use after considering potential future usage in different products, resale, and internal usage. A discount rate of 35% was applied in the valuation of in-process technology. The analysis resulted in a valuation of $119.2 million. Therefore, in accordance with generally accepted accounting principles, the $119.2 million was expensed.

Other
In the quarter ended June 28, 1997, the Company recorded charges of $84.0 million and $17.7 million related to the settlement of the TEOS patent litigation and a customer account write-off, respectively.

Net Interest Income
Net interest income was $14.0 million, $1.1 million, and $2.9 million, in 1999, 1998, and 1997, respectively. The increase from 1998 to 1999 was due to higher average cash and short-term investment balances. In February 1999, the Company completed a secondary public offering of 11.6 million shares of common stock, resulting in net proceeds to the Company of $255.3 million. In addition, long-term borrowings of $65.0 million were repaid subsequent to the stock offering, which resulted in a reduction of interest expense. The decrease from 1997 to 1998 was due to lower average cash and short-term investment balances and a full year's interest expense associated with the Company's $65.0 million debt, which was incurred in order to complete the acquisition of TFS.

Provision (Benefit) for Income Taxes
The provision for income taxes reflects an effective tax rate of 33% in 1999, 34% in 1998, and (21%) in 1997. The decrease in the effective tax rate in 1999 versus 1998 is due to increased benefit from the foreign sales corporation. The lower effective tax rate in 1997 is primarily due to the in-process research and development charge, which was not fully tax benefited.

At December 31, 1999, the Company has recognized a deferred tax asset of $54.6 million, net of a valuation allowance of $13.8 million. The Company believes that it is more likely than not that this asset will be realized by an offset against the recognized deferred tax liability of $18.3 million and future taxable income.

Net Income (Loss)
Net income for the year ended December 31, 1999 was $76.6 million or $0.67 and $0.64 per basic and diluted shares, respectively, compared with net income for the year ended December 31, 1998 of $52.8 million or $0.52 and $0.50 per basic and diluted shares, respectively.

Net income for the year ended December 31, 1998 was $52.8 million or $0.52 and $0.50 per basic and diluted shares, respectively, compared with a net (loss) for the year ended December 31, 1997 of $(95.7) million or $(0.96) per basic and diluted shares. The net loss recorded in 1997 is attributable to the TFS acquisition and other charges described above. Without giving effect to these charges the Company's operating income for the year ended December 31, 1997 would have approximated $75.3 million or $0.75 and $0.72 per basic and diluted shares, respectively.

The number of shares used in the per share calculations for the year ended December 31, 1999 was 114.8 million and 120.1 million shares, respectively for the basic and diluted income per share calculations, compared with 102.1 million and 105.0 million for the basic and diluted income per share calculations, respectively, for the year ended December 31, 1998. The increase in shares used compared to the comparable year-ago periods is primarily due to an increased number of common stock outstanding resulting from the common stock offering of
11.6 million shares in February 1999 and the exercise of stock options in 1999. Shares used for year ended December 31, 1997 exclude common stock equivalents as they are antidilutive.

Repurchase of Common Stock
During 1999, 1998 and 1997, the Company repurchased 18,000, 27,000 and 18,000 shares of common stock, respectively. These share repurchases had no material impact on earnings (loss) per share amounts in each period.

Foreign Currency Accounting
The local currency is the functional currency for all foreign operations. Accordingly, translation gains or losses related to the foreign subsidiaries are included as a component of accumulated other comprehensive income.

Foreign Exchange Contracts
The Company conducts its business in various foreign currencies. The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. dollars recorded by the Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. dollar. In 1999, 1998, and 1997, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all the forward foreign exchange contracts are generally short-term in nature. As the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, the Company believes these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Net foreign currency gains and losses have not been material.

Other Issues
In June 1998, the FASB released SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is still in the process of assessing the impact of SFAS No. 133 on its financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. The semiconductor capital equipment industry and the accounting profession are currently evaluating various practical implementation considerations. Changes in our revenue recognition policy resulting from the interpretation of SAB 101 would not involve any restatement of prior periods but would, to the extent applicable, be reported as a change in accounting principle in the quarter ending July 1, 2000. To the extent that SAB 101 is relevant to recognition of revenue on our future shipments, we would adopt the new accounting principle effective April 2, 2000. Accordingly, any shipments previously reported as revenue that do not meet SAB 101 revenue recognition guidance would be recorded as revenue in future periods. At the current time, it is not possible to determine the effect this change will have on our financial statements. However, management believes that SAB 101, to the extent applicable to us, will not affect the underlying strength or weakness of our business operations as measured by the dollar value of our product shipments and cash flows.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically financed its operating and capital resource requirements through cash flows from operations, sales of equity securities, and borrowings. The Company's primary source of funds at December 31,1999 consisted of $385.3 million of cash, cash equivalents and short-term investments. This amount represents an increase of $254.5 million from the December 31, 1998 balance of $130.8 million. During the first quarter of 1999, the Company completed a secondary public offering of 11.6 million shares of common stock that resulted in net proceeds to the Company of $255.1 million. During the second quarter of 1997, the Company entered into a five year $125.0 million Senior Credit Facility structured as an unsecured revolving credit line. The borrowings, at the option of the Company, bear interest at either a base rate plus a margin or LIBOR plus a margin for interest periods of one to six months. During March 1999, total borrowings of $65.0 million were repaid. The Senior Credit Facility requires the Company to be in compliance with certain financial covenants. At December 31, 1999, the Company was in compliance with these financial covenants. In addition, at December 31, 1999, there was $13.5 million available under bank lines of credit that expire at various dates through June 2002. At December 31, 1999 approximately $13.5 million was outstanding under these bank lines of credit which bear interest at the banks' prime lending rates or offshore reference rates. The weighted average interest rates at December 31, 1999 for borrowings under the bank lines of credit was 1.14%.

Net cash provided by operating activities during the year ended December 31, 1999 was $83.7 million. This amount consisted primarily of net income of $76.6 million, non-cash depreciation and amortization charges of $29.8 million, an increase of $12.5 million in accounts payable, increases in other accrued liabilities and accrued payroll of $7.4 million and $6.2 million, respectively, and an increase of $28.4 million in income taxes payable partially offset by an increase in inventories of $32.8 million, an increase in accounts receivable of $40.3 million and a decrease in accrued warranty of $5.8 million. The increases in inventories and accounts receivable were the result of increased net sales volume, coupled with additions to spare parts inventory to support new sites, new systems at existing sites and new products in the Company's growing installed base.

Net cash used in investing activities was $212.2 million during the year ended December 31, 1999. During this period, the Company's cash outflows consisted of purchases of approximately $154.1 million, net, of available-for-sale securities. In addition, the Company had capital expenditures of $28.8 million and an increase in other assets of $29.4 million. During July 1999, the Company acquired certain assets, technology, and contract obligations from Fairchild Technologies USA, Inc. for $7.6 million. The purchase price was allocated to $1.1 million of assets and $6.5 million of acquired technology. The $6.5 million of acquired technology was capitalized as an intangible asset in July 1999.

The Company expects investments in property and equipment for the fiscal year 2000 to approximate $64.0 million. The Company intends to finance these investments from existing cash balances and cash flows from operations.

During the year ended December 31, 1999, net cash provided by financing activities was $228.9 million due primarily to net proceeds of $255.1 million from a secondary public offering of common stock in the first quarter of 1999 and $38.8 million from common stock option exercises and purchases of common stock under the Company's employee stock purchase plan. These amounts were partially offset by a decrease in long-term debt of $65 million, which was repaid from proceeds of the common stock offering during the first quarter of 1999.

The Company believes that its current cash position, cash generated through operations and equity offerings, and available borrowings will be sufficient to meet the Company's needs through the next twelve months.


CAUTIONARY STATEMENTS

The statements contained in this Annual Report to Shareholders that are not purely historical are forward-looking statements within the meaning of section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, the Company's strategies, beliefs, plans, expectations, anticipations and hopes with respect to Net Sales, Gross Profit, Research and Development, Selling, General and Administrative, Provision (Benefit) for Income Taxes, and Foreign Exchange Contracts set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; the Company's belief that there is not a significant risk of nonperformance by counterparties on its foreign exchange contracts used in hedging activities, under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statements - Concentration of Credit Risk" and "Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 1 Business and Nature of Operations Concentration of Credit Risk;" the Company's anticipation that export sales will account for a significant portion of net sales for the foreseeable future set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statements - International Operations"; the Company's expectation that it will continue to experience significant fluctuations in its quarterly operating results set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statements - Variability of Quarter Operating Results"; and the Company's expectations and beliefs with respect to its current cash position, cash generated through operations and its expectations with respect to the return from investments in property and equipment and the sufficiency of funds from operations, existing cash balances and borrowing capacity, under the heading "Liquidity and Capital Resources". All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those included in such forward-looking statements. Among the factors that cause actual results to differ materially are the factors detailed in the following discussion on "Other Cautionary Statements." The reader should also consult the cautionary statements and risk factors listed from time to time in the Company's Reports on Forms 10-Q, 8-K, 10-K and Annual Report to Shareholders.

Other Cautionary Statements
These additional risks and uncertainties could cause actual results to differ materially from those described herein and include the following:

Demand Shifts in the PC Industry. In the PC market, a shift in demand from more expensive, high-performance products to lower-priced products (sub-$1,000 PCs) has resulted in reduced profitability for semiconductor manufacturers. Strengthening demand for sub-$1,000 PCs could cause further delays or decreased demand for the Company's products.

Concentration of Credit Risk. The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced material losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of nonperformance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount of contracts it enters into with any one party. However, there can be no assurance that there will be no significant nonperformance by these counterparties and that this would not materially adversely affect the Company's business, financial condition, and results of operations.

International Operations. Export sales accounted for approximately 67%, 51%, and 47% of net sales in 1999, 1998, and 1997, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result, a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. The Company cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period. Although international markets provide the Company with significant growth opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could materially and adversely affect global products and service demand, and, therefore, the Company's business operations and financial condition. Asian countries, particularly Japan and Korea, are affected by banking, currency and other difficulties that are contributing to the economic developments in those countries. The Company derives a substantial portion of its revenues from customers in Asian countries particularly Japan and Korea. Economic developments in late 1997 and early 1998 resulted in decreased capital investments by Asian customers. Recent economic developments indicate that the economies of Japan, Korea and other Asian countries have recovered somewhat from 1997 and 1998 levels. Any negative economic developments or delays in the economic recovery of Asian countries could result in the cancellation or delay of orders for the Company's products from Asian customers, thus materially adversely affecting the Company's business, financial condition or results of operations.

In addition to the concerns described above, sales of systems shipped by the Company's Japanese subsidiary are denominated in Japanese Yen. The Company sells the systems to its Japanese subsidiary in U.S. Dollars. It then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary in order to manage this exposure. However, there can be no assurance that future changes in the Japanese Yen will not have a material effect on the Company's business, financial condition or results of operations.

Market Risk. The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which in turn depends on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. During periods of reduced and declining demand, the Company must be able to quickly and effectively align its cost structure with prevailing market conditions, and motivate and retain key employees. During periods of rapid growth, the Company must be able to acquire and/or develop sufficient manufacturing capacity to meet customer demand, and hire and assimilate a sufficient number of qualified people. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future.

Possible Volatility of Stock Price. The stock price of the Company's Common Stock may be subject to wide fluctuations and possible rapid increases or declines in a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the semiconductor industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Shareholders should be willing to incur the risk of such fluctuations. Sales of substantial amounts of Common Stock in the public market after any offering of the Company's Securities could adversely affect the market price of the outstanding Common Stock.

Variability of Quarterly Operating Results. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. During each quarter, the Company customarily sells a relatively small number of systems that typically sell for prices in excess of $1 million. The Company's backlog at the beginning of each quarter does not necessarily include all system sales needed to achieve expected net sales for that quarter. Consequently, the Company will often be dependent on obtaining orders for shipment in the same quarter that the order is received. Because the Company builds its systems according to forecast, the absence of significant backlog for an extended period of time could hinder the Company's ability to plan production and inventory levels, which could adversely affect operating results. The Company's net sales and operating results could also be adversely affected for a particular quarter if an anticipated order for even a few systems is not received in time to permit shipment during that quarter. Moreover, customers may reschedule or cancel shipments, with, in the case of cancellations, little or no penalties, and production difficulties could delay shipments. A delay in a ship-ment in any quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by the Company, may cause net sales in such quarter to fall significantly below the Company's expectations and may thus materially adversely affect the Company's operating results for such quarter. The timing of new product announcements and releases by the Company may also contribute to fluctuations in quarterly operating results, particularly in cases where new product offerings cause customers to defer ordering products from the Company's existing product lines. The Company's results of operations also could be affected by new product announcements and releases by the Company's competitors, the volume, mix and timing of orders received during a period, availability and pricing of key components, fluctuations in foreign exchange rates, and conditions in the semiconductor equipment industry. The Company's operating results also fluctuate based on gross profit realized on system sales. Gross profit as a percentage of net sales may vary based on a variety of factors, including the mix and average selling prices of products sold and costs to manufacture upgrades and customize systems. Because the Company's operating expenses are based on anticipated net sales levels, and a high percentage of those expenses are relatively fixed, a variation in the timing of recognition of net sales and the level of gross profit from a single transaction can cause material variations in operating results from quarter to quarter.

Impact of Year 2000. In the prior years, the Company discussed the nature and progress of its plans to become Year 2000 compliant. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $1.7 million during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Euro Conversion. On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new common legal currency. As of that date, the Euro traded on currency exchanges and the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, noncash payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or legacy currency. Between January 1, 1999 and January 1, 2002 the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available. The Euro conversion may affect cross-border competition by creating cross-border transparency. The Company is assessing its pricing/marketing strategy in order to insure that it remains competitive in a broader European market. The Company is also assessing its information technology systems to allow for transactions to take place in both legacy currencies and the Euro and the eventual elimination of the legacy currencies, and reviewing whether certain existing contracts will be need to be modified. The Company's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk. The Company's exposure to market risk for changes in interest rates relates primarily to the Company's investment portfolio and long-term debt obligations. The Company does not use derivative financial instruments in its investment portfolio. The Company places its investments with high credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer.

The Company mitigates default risk by investing in only the safest and highest credit quality securities and by monitoring the credit rating of investment issuers. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

The Company has no cash flow exposure due to rate changes for cash equivalents and short-term investments, as all of these investments are at fixed interest rates. The Company's short-term borrowing is at a fixed interest rate. Long-term debt is at variable interest rates. The short-term borrowing is used by the Company's Japanese subsidiary for general corporate purposes including capital expenditures and working capital needs. The long-term debt was incurred in connection with the Company's acquisition of TFS.

The Company has lease agreements on several properties. The agreements are for five years with interest rates that approximate the London Interbank Offering Rate (LIBOR). At current interest rates, the annual lease payments total approximately $16.9 million as of December 31, 1999 and $12.7 million as of December 31, 1998.

Foreign Currency Risk. The Company transacts business in various foreign countries. Its primary foreign currency cash flows are in countries in Asia and Europe. During 1999 and 1998, the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and certain foreign currency denominated balance sheet positions. Under this program, increases or decreases in currency commitments and balance sheet positions, as translated into U.S. dollars, are primarily offset by realized gains and losses on the hedging instruments. The goal of the hedging program is to economically guarantee or lock in exchange rates on the Company's foreign currency cash outflows and to minimize the impact to the Company of foreign currency fluctuations. The Company does not use foreign currency forward exchange contracts for speculative or trading purposes.

The table below presents principal amounts and related weighted average interest rates by year of maturity for the Company's investment portfolio and debt obligations.


                                                                                                                       FAIR VALUE
                                                                                                                       DECEMBER 31,
IN THOUSANDS                      2000        2001       2002       2003        2004      THEREAFTER       TOTAL           1999
                                  ----        ----       ----       ----        ----      ----------       -----       ------------
Assets
Cash equivalents                $181,568       --         --         --          --           --          $181,568       $181,568
     Average interest rate          6.17%                 --         --          --           --              6.17%
Short-term investments          $203,689       --         --         --          --           --          $203,689       $203,689
     Average interest rate          5.70%                 --         --          --           --              5.70%
Total investment securities     $385,257       --         --         --          --           --          $385,257       $385,257
     Average interest rate          5.92%                 --         --          --           --              5.92%
Short-term borrowing            $ 13,521       --         --         --          --           --          $ 13,521       $ 13,521
     Average interest rate          1.14%                 --         --          --           --              1.14%


                                                                                                                        FAIR VALUE
                                                                                                                       DECEMBER 31,
IN THOUSANDS                     1999           2000       2001      2002         2003     THEREAFTER       TOTAL          1998
----------------                --------        ----       ----    --------       ----     ----------      --------    ------------
Assets
Cash equivalents                $ 81,224         --         --           --        --             --       $ 81,224      $ 81,224
     Average interest rate          4.42%                   --           --        --             --           4.42%
Short-term investments          $ 49,594         --         --           --        --             --       $ 49,594      $ 49,594
     Average interest rate          5.50%                   --           --        --             --           5.50%
Total investment securities     $130,818         --         --           --        --             --       $130,818      $130,818
     Average interest rate          4.83%                   --           --        --             --           4.83%
Short-term borrowing            $ 12,986         --         --           --        --             --       $ 12,986      $ 12,986
     Average interest rate          1.52%                   --           --        --             --           1.52%
Long-term debt
     Variable rate                    --         --         --     $ 65,000        --             --       $ 65,000      $ 65,000
     Average interest rate            --                    --         6.51%       --             --           6.51%
Total debt                      $ 12,986         --         --     $ 65,000        --             --       $ 77,986      $ 77,986
     Average interest rate          1.52%                             6.51%        --             --           5.68%

Under the hedging program, all foreign currency contracts are marked-to-market and realized and unrealized gains and losses are included as a component of other income and expense. The following table provides information as of December 31, 1999 about the Company's derivative financial instruments, which are comprised of foreign currency forward exchange contracts. The information is provided in U.S. dollar equivalent amounts, as presented in the Company's financial statements. The table presents the notional amounts (at the contract exchange rates), the weighted average contractual foreign currency exchange rates, and the estimated fair value of those contracts.


DECEMBER 31, 1999                                   NOTIONAL        AVERAGE      ESTIMATED
IN THOUSANDS, EXCEPT FOR AVERAGE CONTRACT RATE       AMOUNT      CONTRACT RATE   FAIR VALUE
-----------------------------------------------    ----------    --------------  ----------
Foreign currency forward exchange contracts:
       Japanese yen                                  $38,888          103.19      $(1,424)
       British pound                                  (1,085)           0.62           (2)
       French franc                                      (13)           6.41           --
       Irish punt                                       (104)           0.77           (2)
       Germany mark                                       80            1.91            1
       Dutch guilder                                     (95)           2.15           (1)
       Singapore dollar                                 (474)           1.66           (1)
       Taiwan dollar                                  (4,407)          31.18           (3)
                                                  -------------- -------------- -------------
                                                     $32,790                      $(1,432)
                                                  ============== ============== =============


DECEMBER 31, 1998                                   NOTIONAL        AVERAGE     ESTIMATED
IN THOUSANDS, EXCEPT FOR AVERAGE CONTRACT RATE       AMOUNT      CONTRACT RATE  FAIR VALUE
-----------------------------------------------     --------     -------------  ----------
Foreign currency forward exchange contracts:
       Japanese yen                                  $24,014          117.09        $(954)
       British pound                                  (1,086)           1.69          (15)
       French franc                                      152            5.63           (1)
       Irish punt                                        (49)           1.50           --
       Germany mark                                      382            1.66           --
       Dutch guilder                                     185            1.89           (2)
       Singapore dollar                                  132            1.65           --
       Taiwan dollar                                  (2,320)          32.32           11
                                                    --------     -------------      -----
                                                     $21,410                        $(961)
                                                    ========     =============      =====


STOCK INFORMATION (1)

Novellus' common stock is traded on the NASDAQ Stock Market and is quoted on the NASDAQ National Market under the symbol "NVLS". The following table sets forth the high and low closing prices as reported by the NASDAQ National Market for the periods indicated:

        1999                    HIGH          LOW
        ---------------------- ------------- --------------
        First Quarter           $25.17        $16.48
        Second Quarter           23.58         14.96
        Third Quarter            25.29         17.29
        Fourth Quarter           42.79         22.29

        1998                    HIGH          LOW
        ---------------------- ------------- --------------

        First Quarter           $16.46        $ 9.94
        Second Quarter           16.48         10.42
        Third Quarter            14.35          7.90
        Fourth Quarter           19.31          7.31

(1) Stock prices have been restated to reflect the Company's three-for-one stock split, effective January 15, 2000.

The Company has not paid cash dividends on its common stock since inception, and its Board of Directors presently plans to reinvest the Company's earnings in its business. Accordingly, it is anticipated that no cash dividends will be paid to holders of common stock in the foreseeable future. Additionally, certain covenants set forth in the Company's bank lines of credit and senior credit facility prohibit the Company's ability to pay dividends. As of December 31, 1999, there were 581 holders of record of the Company's common stock.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


YEAR ENDED DECEMBER 31,                                    1999           1998          1997
------------------------------------------------- -------------- ------------- --------------
(in thousands, except per share data)
Net sales                                              $592,741       $518,778      $534,004
Cost of sales                                           271,710        237,913       243,566
                                                  -------------- ------------- --------------
Gross profit                                            321,031        280,865       290,438
Operating expenses:
     Selling, general and administrative                101,027         95,407        89,474
     Research and development                           119,667        106,510        89,830
     In-process research and development                     --             --       119,246
     Restructuring and other costs                           --             --        14,243
     Litigation settlement and other related                 --             --        84,021
        legal costs
     Bad debt write-off                                      --             --        17,700
                                                  -------------- ------------- --------------
Total operating expenses                                220,694        201,917       414,514
                                                  -------------- ------------- --------------

Operating income (loss)                                 100,337         78,948      (124,076)
Interest:
     Income                                              15,656          5,968         5,684
     Expense                                             (1,703)        (4,869)       (2,741)
                                                  -------------- ------------- --------------
Net interest income                                      13,953          1,099         2,943
                                                  -------------- ------------- --------------

Income (loss) before provision (benefit) for            114,290         80,047      (121,133)
    income taxes
Provision (benefit) for income taxes                     37,716         27,219       (25,475)
                                                  -------------- ------------- --------------
Net income (loss)                                     $  76,574      $  52,828     $ (95,658)
                                                  ============== ============= ==============

Basic earnings (loss) per share                        $   0.67          $0.52     $   (0.96)
                                                                               ==============
                                                  ============== =============
Diluted earnings (loss) per share                      $   0.64          $0.50     $   (0.96)
                                                  ============== ============= ==============

Shares used in basic per share calculations             114,817        102,106        99,770
                                                  ============== ============= ==============
Shares used in diluted per share calculations           120,097        104,961        99,770
                                                  ============== ============= ==============

See accompanying notes.

                          CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                              1999             1998
------------------------------------------------- ------------ -----------------
(in thousands)
ASSETS
Current assets:
     Cash and cash equivalents                       $ 181,568         $ 81,224
     Short-term investments                            203,689           49,594
     Accounts receivable, net of allowance for
     doubtful accounts of $3,721 in 1999 and $3,135
     in 1998                                           213,678          173,364

     Inventories                                       103,883           69,223
     Deferred tax assets                                24,521           21,003
     Prepaid and other current assets                    5,327            4,687
                                                  ------------ -----------------
Total current assets                                   732,666          399,095

Property and equipment:
     Machinery and equipment                           138,518          113,268
     Furniture and fixtures                              9,335            8,295
     Leasehold improvements                             54,349           52,237
                                                  ------------ -----------------
                                                       202,202          173,800
Less accumulated depreciation and amortization          95,423           68,221
                                                  ------------ -----------------
                                                       106,779          105,579
Long-term deferred tax assets                           11,770           17,516
Other assets                                            58,714           29,749
                                                  ------------ -----------------
Total assets                                          $909,929         $551,939
                                                  ============ =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                 $ 43,438         $ 30,966
     Accrued payroll and related expenses               19,367           13,138
     Accrued warranty                                   20,083           25,872
     Other accrued liabilities                          31,150           23,720
     Income taxes payable                               12,671            4,792
     Current obligations under lines of credit          13,521           12,986
                                                  ------------ -----------------
Total current liabilities                              140,230          111,474

Long-term debt                                              --           65,000

Commitments and contingencies

Shareholders' equity:
     Preferred stock, no par value;
        Authorized shares - 10,000
        Issued and outstanding shares - none                --               --
     Common stock, no par value;
        Authorized shares - 240,000
        Issued and outstanding shares - 119,064
        in 1999 and 103,497 in 1998                    490,587          176,140
     Retained earnings                                 277,671          201,581
     Accumulated other comprehensive income              1,441           (2,256)
     (loss)
                                                  ------------ -----------------
Total shareholders' equity                             769,699          375,465
                                                  ------------ -----------------
Total liabilities and shareholders' equity            $909,929         $551,939
                                                  ============ =================

See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                   1999             1998              1997
------------------------------------------------- ------------- ---------------- ----------------
(in thousands)
OPERATING ACTIVITIES
Net income (loss)                                      $76,574          $52,828          ($95,658)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
        Depreciation and amortization                   29,832           23,839            18,288
        In-process research and development                 --               --           119,246
        Restructuring and other costs                       --               --            12,043
        Bad debt write-off                                  --               --            17,700
        Deferred income taxes                            2,228           13,220           (37,226)
        Changes in operating assets and
liabilities:
          Accounts receivable                          (40,314)         (39,439)          (17,899)
          Inventories                                  (32,812)          12,895            (5,232)
          Prepaid and other current assets                (640)           9,934             4,067
          Accounts payable                              12,472            8,101           (11,294)
          Accrued payroll and related expenses           6,229           (7,494)              993
          Accrued warranty                              (5,789)         (11,964)            5,551
          Other accrued liabilities                      7,430          (10,594)           12,068
          Income taxes payable                          28,423            9,520             7,624
                                                  ------------- ---------------- ----------------
Total adjustments                                        7,059            8,018           125,929
                                                  ------------- ---------------- ----------------
Net cash provided by operating activities               83,633           60,846            30,271
                                                  ------------- ---------------- ----------------
INVESTING ACTIVITIES
Purchases of available-for-sale securities            (407,472)         (67,457)         (125,663)
Proceeds from the sale and maturity of                 253,377           56,687           197,745
available-for-sale securities
Purchase of the net assets of the Thin Film
Systems business of Varian Associates, Inc.                 --               --          (148,325)
Capital expenditures                                   (28,794)         (36,092)          (36,153)
(Increase) decrease in other assets                    (29,354)         (10,296)            2,208

                                                  ------------- ---------------- ----------------
Net cash used in investing activities                 (212,243)         (57,158)         (110,188)
                                                  ------------- ---------------- ----------------

FINANCING ACTIVITIES
Proceeds (payments) from lines of credit, net              535            1,334            (1,501)
Borrowings (repayment) under long-term debt            (65,000)              --            65,000
Proceeds from common stock offering, net               255,133               --                --
Common stock issued                                     38,839           17,288            10,193
Common stock repurchased                                  (553)            (351)             (272)
                                                  ------------- ---------------- ----------------
Net cash provided by financing activities              228,954           18,271            73,420
                                                  ------------- ---------------- ----------------
Net increase (decrease) in cash and cash               100,344           21,959            (6,497)
 equivalents
Cash and cash equivalents at the beginning of           81,224           59,265            65,762
 the year
                                                  ------------- ---------------- ----------------
Cash and cash equivalents at the end of the year      $181,568          $81,224           $59,265
                                                  ============= ================ ================
Supplemental disclosures:
Cash paid during the year for:
     Interest                                         $  1,703          $ 4,876          $  2,741
     Income taxes                                     $  1,399          $ 4,693          $    393
Other non-cash changes:
Income tax benefits from employee stock plans         $ 20,544          $ 4,728          $  7,624

See accompanying notes.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                              ACCUMULATED
                                                                                 OTHER
                                                                             COMPREHENSIVE       TOTAL
                                               COMMON STOCK      RETAINED       INCOME        SHAREHOLDERS'
                                            SHARES     AMOUNT    EARNINGS        (LOSS)          EQUITY
----------------------------------------   ---------- ---------- --------    -------------    -------------
(in thousands)
Balance at January 1, 1997                   97,530   $128,751   $244,966      $   (81)          $373,636
   Exercise of stock options                  3,210     14,956         --           --             14,956
   Shares issued under employee stock
      Purchase plan                             435      2,861         --           --              2,861
   Income tax benefits realized
      from activity in employee stock
      plans                                      --      7,624         --           --              7,624
          Net loss                               --         --    (95,658)          --            (95,658)
   Cumulative translation adjustment             --         --         --       (2,146)            (2,146)
                                                                                              -----------
   Comprehensive loss                            --         --         --           --            (97,804)
                                                                                              -----------
          Common stock repurchased              (18)       (25)      (247)          --               (272)
                                            -------    --------   -------      --------       -----------
Balance at December 31, 1997                101,157    154,167    149,061       (2,227)           301,001
    Exercise of stock options                 1,854     12,617         --           --             12,617
    Shares issued under employee
      stock purchase plan                       513      4,671         --           --              4,671
    Income tax benefits realized
      from activity in employee
      stock plans                                --      4,728         --           --              4,728

    Net income                                   --         --     52,828           --             52,828
    Cumulative translation adjustment            --         --         --          (29)               (29)
                                                                                              -----------
    Comprehensive income                         --         --         --           --             52,799
                                                                                              -----------
    Common stock repurchased                    (27)       (43)      (308)          --               (351)
                                         ----------   --------    -------      -------        -----------
Balance at December 31, 1998                103,497    176,140    201,581       (2,256)           375,465
    Proceeds from common stock
      offering, net                          11,580    255,133         --           --            255,133
    Exercise of stock options                 3,573     33,566         --           --             33,566
    Shares issued under employee
      stock Purchase plan                       432      5,273         --           --              5,273
    Income tax benefits realized
      from activity in employee
      stock plans                                --     20,544         --           --             20,544

    Net income                                   --         --     76,574           --             76,574
    Cumulative translation
      adjustment                                 --         --         --        3,697              3,697
                                                                                               ----------
    Comprehensive income                         --         --         --           --             80,271
                                                                                               ----------
    Common stock repurchased                    (18)       (69)      (484)          --               (553)
                                           --------   --------   --------      -------         ----------
Balance at December 31, 1999                119,064   $490,587   $277,671      $ 1,441           $769,699
                                           ========   ========   ========      =======         ==========


See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1         BUSINESS AND NATURE OF OPERATIONS

Nature of Operations
Novellus Systems, Inc. (the Company) is a leading manufacturer of high productivity deposition systems (CVD, PVD, and electrofill) used in the fabrication of integrated circuits. CVD systems employ a chemical plasma to deposit all of the dielectric (insulating) layers and certain of the conductive metal layers on the surface of a semiconductor wafer. PVD systems are used to deposit conductive metal layers by sputtering metallic atoms from the surface of a target source via high DC power. Electrofill systems are used for depositing copper conductive layers in a dual damascene design architecture using a plating bath solution. The overall growth in the semiconductor industry and the increasing number of layers used in complex integrated circuits have led to demand for advanced deposition equipment. The Company's products are able to provide simultaneous solutions to productivity and wafer quality problems facing the worldwide semiconductor manufacturing industry.

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified to conform to the 1999 presentation.

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

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments with insignificant interest rate risk and maturities of ninety days or less to be cash equivalents.

Short-Term Investments
The Company classifies its marketable debt securities as available-for-sale in accordance with the provisions of the Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included in retained earnings. Realized gains and losses and declines in value of securities judged to be other than temporary are included in interest income or expense. Interest on all securities is included in interest income.

Inventories
Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consisted of the following at December 31 (in thousands):

                                               1999         1998
                                             --------      -------
              Purchased and spare parts      $ 71,688      $50,591
              Work-in-process                  29,621       13,005
              Finished goods                    2,574        5,627
                                             --------      -------
                                             $103,883      $69,223
                                             ========      =======


Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are provided mainly on the straight-line method over the following useful lives:

             Machinery and equipment    3-5 years
             Furniture and fixtures     3-5 years
             Leasehold improvements     Shorter of useful life or remaining
                                           lease term

Foreign Currency Accounting
The local currency is the functional currency for all foreign operations. Accordingly, translation gains or losses related to the foreign subsidiaries' financial statements are included as a component of accumulated other comprehensive income.

Forward Foreign Exchange Contracts
The Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by its Japanese subsidiary. The Company also enters into forward foreign exchange contracts to buy and sell foreign currencies as economic hedges of the parent's intercompany balances denominated in a currency other than the U.S. Dollar. In 1999 and 1998, these hedging contracts were denominated primarily in the Japanese Yen. The maturities of all the forward foreign exchange contracts are generally short-term in nature. Because the impact of movements in currency exchange rates on forward foreign exchange contracts offsets the related impact on the underlying items being hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. All foreign currency contracts are marked-to-market and realized and unrealized gains and losses are included as a component of other income and expense. Net foreign currency gains and losses have not been material.

Stock Split
On December 17, 1999 the Company announced that its Board of Directors had approved a three-for-one split of Novellus' common stock. Each shareholder of record as of the close of business on December 30, 1999 received two additional shares of common stock for every share held. All prior period common stock and applicable share and per share amounts have been restated to reflect the three-for-one split, effective January 15, 2000. On September 22, 1997 the Company announced that its Board of Directors had approved a two-for-one split of Novellus' common stock. Each shareholder of record as of the close of business on September 29, 1997 received one additional share of common stock for every share held. All prior period common stock and applicable share and per share amounts have been restated to reflect the two-for-one split, effective October, 1997.

Earnings (Loss) Per Share
Earnings (loss) per share is calculated in accordance with SFAS No. 128. Basic earnings per share exclude any dilutive effects of options. Diluted earnings per share includes any dilutive effects of options.

The following table sets forth the computation of basic and diluted earnings
(loss) per share (in thousands, except per share amounts):

                                              1999          1998        1997
                                            --------      --------     --------
Numerator:
   Net income (loss)                        $ 76,574     $ 52,828      $(95,658)

Denominator:
   Denominator for basic earnings (loss)
     per share - weighted-average
     shares outstanding                      114,817      102,106        99,770
   Employee stock options                      5,280        2,855            --
                                            --------      -------      --------
Denominator for diluted earnings (loss)
   per share - adjusted weighted-
   average shares outstanding                120,097      104,961        99,770
                                           =========     ========      ========
Basic earnings (loss) per share             $   0.67     $   0.52      $  (0.96)
                                           =========     ========      ========
Diluted earnings (loss) per share           $   0.64     $   0.50      $  (0.96)
                                           =========     ========      ========

Options to purchase 261,000 and 2,472,000 shares of common stock at weighted-average prices of $25.52 and $14.74 per share were outstanding during 1999 and 1998, respectively, but were not included in the computation of diluted net income per common share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. Options were outstanding during 1997, but were excluded from the computation of diluted net loss per common share because the effect in years with a net loss would be antidilutive.

Advertising Expenses
The Company expenses advertising costs as incurred. Advertising expenses for 1999, 1998, and 1997 were $4,883,000, $6,065,000 and $3,233,000, respectively.

Concentration of Credit Risk
The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced material losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. As a result of the economic difficulties within certain Asian countries, the Company has increased sales subject to extended payment terms within this region. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of nonperformance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount of contracts it enters into with any one party. However, there can be no assurance that there will be no significant nonperformance by these counterparties and that this would not materially adversely affect the Company's business, financial condition, and results of operations.

Comprehensive Income (Loss)
The component of accumulated other comprehensive income, net of related tax is as follows (in thousands):

                                                                        DECEMBER 31,
                                                             ------------------------------------
                                                                1999         1998        1997
                                                             ------------ ----------- -----------

Foreign currency translation adjustment                         $1,441      $(2,256)    $(2,227)
                                                                ------      -------     -------

Employee Stock Plans
Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". In accordance with the provisions of SFAS No. 123, the Company accounts for stock-based employee compensation arrangements under the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will provide pro forma disclosures of net income (loss) and earning (loss) per share as if the fair value method prescribed by SFAS No. 123 had been applied in measuring employee compensation expense. See Note 9, Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements
In June 1998, the FASB released SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is still in the process of assessing the impact of SFAS No. 133 on its financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Changes in the Company's revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle in the quarter ending July 1, 2000. The change in the revenue recognition policy would result in a cumulative adjustment in the second quarter of 2000 to reflect the deferral of revenue for shipments previously reported as revenue, that do not meet SAB 101 revenue recognition guidance as of April 1, 2000. At the current time, it is not possible to determine the effect this change will have on the Company's financial statements. However, management believes that SAB 101, to the extent applicable to the Company, will not affect the underlying strength or weakness of the Company's business operations as measured by the dollar value of its product shipments and cash flows.


NOTE 2  ACQUISITION OF THE THIN FILM SYSTEMS BUSINESS OF VARIAN ASSOCIATES

In June 1997, the Company completed the acquisition of the Thin Film Systems business ("TFS") of Varian Associates, Inc. ("Varian"). TFS manufactures and markets equipment for physical vapor deposition ("PVD"), a critical technology in the production of advanced semiconductor logic and memory devices. The acquisition has been accounted for under the purchase method of accounting, and accordingly, the accompanying consolidated financial statements include the results of operations of TFS subsequent to the acquisition date.

The total purchase price of $148.3 million consisted of a cash payment of $145.5 million to Varian and $2.8 million of related acquisition expenses. Acquired assets and liabilities were recorded at their estimated fair values at the date of the acquisition. The total purchase price has been allocated to the assets and liabilities acquired based on independent valuations. Amounts allocated to in-process research and development of approximately $119.2 million were written-off at the acquisition date, representing an estimated value (using risk-adjusted cash flows, discounted at 35%) of development programs that have not yet reached technological feasibility. Amounts allocated to developed technology, $11.7 million, and workforce in place, $1.0 million, are being amortized on a straight line basis over periods of seven and three years, respectively.

As a result of the acquisition of TFS, the Company recorded restructuring and other costs of $14.2 million comprised primarily of write-offs of duplicative assets and the cost of exiting certain facilities. All of these actions were completed in the year ended December 31, 1998. As of December 31, 1999, the Company had made $2.6 million of cash payments relating primarily to lease payments. The components of the restructuring and other costs are summarized as follows (in thousands):

                                                                Total
                                                             Restructuring              Balance at
                                                              and Other     Spending/  December 31,
                                                                Costs        Charges       1999
                                                             ------------  -----------  -----------
           Duplicative machinery and  equipment                  $ 9,039      $ 9,039         --
           Lease commitments and leasehold improvements          $ 3,143      $ 3,143         --
           Other exiting costs                                   $ 2,061      $ 2,061         --
                                                             ------------  -----------  -----------
                                                                 $14,243      $14,243         --
                                                             ============  ===========  ===========

The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition of TFS had occurred at the beginning of fiscal 1997 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1997 or of results which may occur in the future (in thousands, except per share data).


                                                             Year ended
                                                              Dec. 31,
                                                                1997
                                                             ------------
            Net sales                                          $584,453
            Income before provision for income taxes(1)        $  3,345
            Net income(1)                                      $  2,208
            Basic earnings per share(1)                        $   0.07
            Diluted earnings per share(1)                      $   0.06

(1) Amounts exclude the $119.2 million relating to the in-process research and development charge and the $14.2 million restructuring costs recorded in the second quarter of 1997, as a result of the acquisition.

The effects of the TFS acquisition on the 1997 consolidated statement of cash flows were as follows (in thousands):

            Working capital acquired                           $ (2,117)
            Property, plant and equipment                        18,498
            Intangible assets                                    12,698
            In-process research and development                 119,246
                                                              -----------
            Total purchase price                               $148,325
                                                              ===========


NOTE 3  FINANCIAL INSTRUMENTS

Financial Instruments with Off-Balance-Sheet Risk
As part of the Company's asset and liability management, the Company enters into various types of transactions that involve financial instruments with off-balance sheet risk. The Company enters into foreign forward exchange contracts in order to manage foreign exchange risk.

The notional amounts, carrying amounts, and estimated fair values of the Company's foreign forward exchange contracts are as follows at December 31 (in thousands):

                                        1999                            1998
                             --------- --------  ----------   --------- ----------  ----------
                             NOTIONAL  CARRYING  ESTIMATED    NOTIONAL   CARRYING   ESTIMATED
                              AMOUNT    AMOUNT   FAIR VALUE    AMOUNT     AMOUNT    FAIR VALUE
                             --------- --------  ----------   --------- ----------  ----------
Sell foreign currency,       $32,790     --        $(1,432)    $21,410       --       $(961)
primarily yen

The fair value of the Company's foreign forward exchange contracts are calculated based upon the related foreign exchange rate at the end of December 31, 1999 and 1998, respectively.

Available-for-Sale Securities
The Company currently invests in only high quality, short-term investments which it classifies as available-for-sale. As such, there were no significant differences between amortized cost and estimated fair value at December 31, 1999 and 1998. Additionally, because investments are short-term and are generally allowed to mature, realized gains and losses for both years have been minimal. All investments held at December 31, 1999 are due in less than one year.

The following table presents the estimated fair value of the Company's investments by balance sheet classification at December 31 (in thousands):


                                                                         1999        1998
                                                                   ----------- -----------
Institutional money market funds                                     $ 64,988    $ 36,373
Commercial paper                                                      116,580      44,851
                                                                   ----------- -----------
   Amounts included in cash and cash equivalents                      181,568      81,224
                                                                   ----------- -----------
Commercial paper                                                      132,290      11,129
Certificates of deposits                                               17,992       2,499
Auction rate preferred stock                                               --       3,200
Corporate securities                                                   38,415      29,763
U.S. Treasury securities and obligations of U.S. Government
   Agencies                                                            14,992       3,003
                                                                   ----------- -----------
   Amounts included in short-term investments                         203,689      49,594
                                                                   ----------- -----------
   Total available-for-sale securities                               $385,257    $130,818
                                                                   =========== ===========

Fair Value of Other Financial Instruments
The carrying and estimated fair values of the Company's other financial instruments were as follows at December 31 (in thousands):


                                            1999                          1998
                                 ----------------------------  ----------------------------
                                    Carrying      Estimated        Carrying      Estimated
                                     Value        Fair Value         Value       Fair Value
                                 --------------  ------------  ---------------- ------------

Cash and cash equivalents             $181,568     $181,568          $81,224      $81,224
Current obligations under             $ 13,521     $ 13,521          $12,986      $12,986
    lines of credit
Long-term debt                              --           --          $65,000      $65,000

The fair values of the Company's short-term investments are based on quoted market prices as of December 31, 1999 and 1998. The fair value of the Company's obligations under lines of credit and long-term debt are based on current rates offered to the Company for similar debt instruments of the same remaining maturities.


NOTE 4    LINES OF CREDIT

The Company has lines of credit with two banks, which expire at various dates through October 2000 under which the Company can borrow up to $13.5 million at the banks' prime rates (0.85% and 1.88% at December 31, 1999). This facility is available to the Company's Japanese subsidiary, Nippon Novellus Systems K.K. Borrowings by the subsidiary are at the banks' offshore reference rate. At December 31, 1999 and 1998, amounts outstanding were $13.5 million and $13.0 million respectively, at annual weighted average interest rates of 1.14% and 1.52%, respectively. All borrowings under the line of credit were by Nippon Novellus.

NOTE 5    LONG TERM DEBT

In June 1997, the Company entered into a five year, $125 million, Senior Credit Facility structured as an unsecured revolving credit line. The credit line expires in June 2002. Borrowings, at the option of the Company, bear interest at either a base rate plus a margin or the London Interbank Offered Rate ("LIBOR") plus a margin for interest periods of one to six months. As of December 31, 1999, total borrowings of $65 million under the revolving line of credit, which were outstanding at December 31, 1998, were repaid.

The credit facility contains certain financial restrictive covenants. At December 31, 1999, the Company was in compliance with those covenants.

NOTE 6     LITIGATION

Applied Litigation
On May 4, 1997, the Company entered into a comprehensive global settlement of all of its ongoing legal disputes, to that date, with Applied Materials, Inc. ("Applied"). The Company recorded an expense of $84.0 million relating to the settlement, consisting of a cash payment of $80.0 million to Applied and $4.0 million related to legal costs associated with the settlement.

On July 7, 1997, prior to the consummation of the purchase of TFS from Varian, Applied filed a complaint (the "Applied Complaint") against Varian in the United States District Court for the Northern District of California San Jose Division, Civil Action No. C-97-20523 RMW, alleging, among other things, infringement by Varian (including the making, using, selling and/or offering for sale of certain products and systems made by TFS) of United States Patent Nos. 5,171,412, 5,186,718, 5,496,455 and 5,540,821 (the "Applied Patents"), which patents are owned by Applied.

Immediately after consummation of the TFS purchase, the Company filed a complaint (the "Company Complaint") against Applied in the same Court, Civil Action No. C-97-20551 RMW, alleging infringement by Applied (including the making, using, selling and/or offering for sale of certain products and systems) of United States Patent Nos. 5,314,597, 5,330,628, and 5,635,036 (the "Company Patents"), which patents the Company acquired from Varian in the TFS purchase. In the Company Complaint, the Company also alleged that it is entitled to declarations from Applied that the Company does not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. Applied has filed counterclaims alleging that the Company infringes the Applied Patents.

Also after consummation of the TFS purchase, but some time after the Company filed the Company Complaint, Applied amended the Applied Complaint to add the Company as a defendant. The Company has requested that the Court dismiss the Company as a defendant in Applied's lawsuit against Varian. The Court has not yet required the Company to file an answer to the Applied Complaint.

In addition to a request for a permanent injunction against further infringement, the Applied Complaint and Applied's counterclaims to the Company Complaint include requests for damages for alleged prior infringement and treble damages for alleged "willful" infringement. In connection with the consummation of the TFS purchase, Varian agreed, under certain circumstances, to reimburse the Company for certain of its legal and other expenses in connection with the defense and prosecution of this litigation, and to indemnify the Company for a portion of any losses incurred by the Company arising from this litigation (including losses resulting from a permanent injunction). The Company and Varian believe that there are meritorious defenses to Applied's allegations, including among other things, that the Company's operations (including TFS products and systems) do not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. However, the resolution of intellectual property disputes is often fact intensive and, therefore, inherently uncertain. Although the Company believes that the ultimate outcome of the dispute with Applied will not have a material adverse effect on the Company's business or results of operations (taking into account both the defenses available to the Company and Varian's reimbursement and indemnity obligations), there can be no assurances that Applied will not ultimately prevail in this dispute and that, in such an event, Varian's reimbursement and indemnity obligations will not be sufficient to fully reimburse the Company for its losses. If Applied were to prevail in this dispute, it could have a material adverse effect on the Company's business, financial condition or results of operations.

The Company Complaint against Applied also includes requests for damages for prior infringement and treble damages for "willful" infringement, in addition to a request for a permanent injunction for further infringement. Although the Company believes that it will prevail against Applied, there can be no assurances that the Company will prevail in its litigation against Applied. If Applied were to prevail against the Company Complaint, it could have a material adverse effect on the Company's business, financial condition or results of operations.

On July 13, 1999, in the Company lawsuit against Applied where the Company has alleged that Applied infringes Company patents, the Court ruled on the interpretation of the claims of the Company patents. On September 20, 1999, in the Applied lawsuit against Varian and the Company, where Applied has alleged that Varian and the Company infringe Applied patents, the Court ruled on the interpretation of the claims of the Applied patents. On January 14, 2000, Applied withdrew its U.S. Patent No. 5,496,455 from the lawsuits against the Company and Varian.

Semitool Litigation
On August 10, 1998, Semitool sued the Company for patent infringement in the United States District Court for the Northern District of California. Semitool alleges that the Company's SABRE(TM) copper deposition system infringes two Semitool patents, U.S. Patent No. 5,222,310, issued June 29, 1993, entitled "Single Wafer Processor with a Frame," and U.S. Patent No. 5,377,708, issued January 3, 1995, entitled "Multi-Station Semiconductor Processor with Volatilization." Semitool seeks an injunction against the Company's manufacture and sale of SABRE(TM) systems, and seeks damages for past infringement. Semitool also seeks trebled damages for alleged willful infringement. Semitool also seeks its attorneys' fees and costs, and interest on any judgement.

On September 24, 1999, the Court ruled on the interpretation of the claims of the Semitool patents. On December 18, 1999, Novellus filed a motion for summary judgement of non-infringement. On February 18, 2000, the Court heard oral arguments on Novellus' motion. The parties await a decision on Novellus' motion.

On March 17, 2000, the Court granted the Company's motion for summary judgement of non-infringement. The Court ruled that the Company's SABRE and SABRE xT systems do not infringe on the two patents asserted by Semitool. Therefore, the Company believes that the dispute with Semitool will not have a material adverse affect on the Company's business, financial condition and results of operations.

Plasma Physics Litigation

On December 28, 1999, Plasma Physics Corporation and Solar Physics Corporation filed a patent infringement lawsuit against many of the Company's Japanese and Korean customers. The suit is entitled Plasma Physics Corp v. Fujitsu, Ltd., 99 Civ. 8593, and is pending in the United States District Court for the Eastern District of New York. Plasma Physics has asserted U.S. Patent Nos. 4,226,897, 5,470,784, and 5,543,634. Many of the defendants have notified the Company that they believe that the Company has indemnification obligations and liability for the lawsuit. Plasma Physics has not yet identified what, if any, of the Company's equipment used by the customers is accused of infringement.

Plasma Physics seeks an injunction against the defendants' alleged infringement of the '784 and '634 patents (the '897 patent has expired). Plasma Physics also seeks trebled damages for alleged willful infringement. Plasma Physics also seeks its attorneys' fees and costs, and interest on any judgement.

The Company believes that there are meritorious defenses to Plasma Physics' allegations, including among other things, that the defendants' use of the Company's equipment does not infringe the Plasma Physics patents and/or that the Plasma Physics patents are invalid and/or unenforceable. But the resolution of intellectual property disputes is often fact intensive and, like most other litigation matters, inherently uncertain. Although the Company believes that the ultimate outcome of the dispute with Plasma Physics will not have a material adverse effect on the Company's business, financial condition, or results of operations (taking into account the defenses available to the Company), there can be no assurances that Plasma Physics will not ultimately prevail in this dispute and that the Company will not have any indemnity obligations or liability. If Plasma Physics were to prevail in the dispute, it could have a material adverse effect on the Company's business, financial condition or results of operations.

Other Matters
In addition, in the normal course of business, the Company from time to time receives inquiries with regard to possible other patent infringements. The Company believes it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on the Company's financial position or results of operations.

There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others except as claimed by Applied and Semitool, further commercialization of the Company's products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's financial condition and results of operations.

NOTE 7    BAD DEBT WRITE-OFF

In June 1997, the Company determined that due to the financial difficulties facing one of its customers an outstanding accounts receivable balance was at risk for collection. Accordingly, the Company recorded a write-off of $17.7 million, representing the outstanding accounts receivable balance and other related expenses for the repossession of its equipment. See Note 12, Notes to the Consolidated Financial Statements.


NOTE 8    COMMITMENTS

The Company leases its facilities under operating leases that expire through 2006. As of December 31, 1999, the minimum annual rental commitments are as follows (in thousands):

                               2000                    $  21,170
                               2001                       19,905
                               2002                      243,816
                               2003                       17,077
                               2004                        1,642
                               Beyond                     11,902
                                                       ---------
                                                         315,512
                               Less future sublease
                                  Income                (111,356)
                                                       ---------
                                                       $ 204,156
                                                       =========

Rent expense was approximately $18.2 million, $12.8 million, and $7.2 million for the years ended December 31, 1999, 1998, and 1997, respectively, net of sublease income of $3.0 million, $2.1 million and $1.5 million for the years ended December 31, 1999, 1998, and 1997, respectively.

The Company has lease agreements on twelve properties. The agreements are for five years each with the option to extend for an additional two years at an interest rate that approximates LIBOR. The lease terms expire at various dates beginning on June 2002 through August 2003. At current interest rates, the annual lease payments total approximately $16.9 million. During the terms of the leases, the Company may elect to purchase the properties for an amount that approximates the lessor's cost of the property and any current rent due and payable. The guaranteed residual amount under the lease agreements is approximately $229.9 million as of December 31, 1999. These leases contain certain restrictive financial covenants. The Company was in compliance with these covenants at December 31, 1999.


NOTE 9         EMPLOYEE BENEFIT PLANS

Employee Stock Option Plans
The Company grants options to employees under the 1984 and 1992 Stock Option Plans ("the Plans"). Under the Plans, options to purchase up to 16.2 million shares of the Company's common stock may be granted at not less than fair market value. Options generally vest ratably over a four year period on the anniversary date of the grant or as determined by the Board of Directors. Stock options expire ten years after date of grant. At December 31, 1999, approximately 1,632,000 shares were reserved for future issuance under the Employee Stock Option Plans and options to purchase 5.5 million shares were exercisable at a weighted average exercise price of $10.76.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no expense has been recognized for options granted to employees under the Plans. Had compensation expense for the Company's plans been determined based on the fair value at the grant date for awards made subsequent to December 15, 1995, consistent with the provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                         1999           1998              1997
                                  ------------- ---------------- -------------
Net income (loss) as reported        $76,574        $52,828        $ (95,659)
Pro forma net income (loss)          $57,359        $38,196        $(107,940)
Basic earnings (loss) per share      $  0.67        $  0.52        $   (0.96)
as reported
Diluted earnings (loss) per          $  0.64        $  0.50        $   (0.96)
share as reported
Pro forma basic earnings (loss)      $  0.50        $  0.37        $   (1.08)
per share
Pro forma diluted earnings           $  0.48        $  0.36        $   (1.08)
(loss) per share

In calculating pro forma compensation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants made in 1999, 1998 and 1997:

                                           1999            1998          1997
                                  -------------- --------------- -------------
Dividend yield                             None            None          None
Expected volatility                        0.72            0.63          0.61
Risk free interest rate                    5.6%            5.1%          5.9%
Expected lives                        3.4 years       3.2 years     3.0 years

The weighted average fair value of options granted during the year were $12.67, $6.44 and $5.64 for 1999, 1998 and 1997, respectively. The pro forma net income
(loss) and earnings (loss) per share listed above include expense related to the Company's Employee Stock Purchase Plans. SFAS 123 is applicable only to options granted subsequent to December 31, 1995, therefore, the pro forma effect is not fully reflected until 1999. The fair value of issuances under the employee stock purchase plans is estimated on the issuance date using the Black-Scholes model with the following weighted average assumptions for issuances made in 1999, 1998 and 1997:

                                           1999            1998          1997
                                  -------------- --------------- -------------
Dividend yield                             None            None          None
Expected volatility                        0.81            0.74          0.51
Risk free interest rate                    4.9%            5.5%          5.5%
Expected lives                         1/2 year        1/2 year      1/2 year


The weighted average fair value of purchase rights granted during the year were $7.43, $4.17 and $2.35 for 1999, 1998 and 1997, respectively.

Information with respect to stock option activity is as follows:
(in thousands, except per share data)

                                                                                      Weighted
                                                                                      Average
                                                                                      Exercise
                              Authorized   Outstanding        Price per Share          Price
                              ------------ ------------- -------------------------- -------------
Balance at December 31, 1996       825       14,181         $ 1.40    --   $13.88      $ 7.69

   Additional authorization      3,960           --                   --

   Options granted              (4,434)       4,434         $ 8.88    --   $19.63      $12.77

   Options exercised                --       (3,210)        $ 1.40    --   $13.88      $ 4.66

   Options canceled              1,518       (1,518)        $ 1.40    --   $19.63      $10.10

                              ------------ ------------- -------------------------- -------------
Balance at December 31, 1997     1,869       13,887         $ 2.33    --   $19.63      $ 9.75

   Additional authorization      3,300           --                   --

   Options granted              (3,777)       3,777         $ 7.90    --   $16.42      $14.07

   Options exercised                --       (1,854)        $ 7.63    --   $19.67      $ 6.84

   Options canceled              1,215       (1,215)        $ 5.33    --   $19.63      $11.12

                              ------------ ------------- -------------------------- -------------
Balance at December 31, 1998     2,607       14,595         $ 2.88    --   $19.63      $11.12

   Additional authorization      4,200           --                   --

   Options granted              (5,909)       5,909         $15.77    --   $29.69      $24.21

   Options exercised                --       (3,573)        $ 2.88    --   $19.63      $ 9.44

   Options canceled                734         (734)        $ 6.06    --   $29.69      $13.16

                              ------------ ------------- -------------------------- -------------
Balance at December 31, 1999     1,632       16,197         $ 3.96    --   $29.69      $16.17
                              ============ ============= ========================== =============

The following table summarizes information about stock options outstanding at December 31, 1999 (share information in thousands):

                       Options Outstanding                                   Options Exercisable
------------------------------------------------------------------------------------------------------
                     Options           Weighted                           Options
                  Outstanding at   Average Remaining    Weighted       Exercisable at     Weighted
    Range of       December 31,    Contractual Life      Average        December 31,      Average
Exercise Prices        1999             (years)       Exercise Price        1999        Exercise Price
--------------------------------------------------------------------   -------------------------------
$ 3.96 - $ 9.29       3,159               6.32            $ 8.16             2,148          $8.24
$ 9.42 - $11.08       3,029               7.25            $10.47             1,799         $10.36
$11.13 - $16.25       2,022               7.15            $13.30               900         $13.08
$16.42 - $19.15       3,101               9.00            $17.29               597         $16.81
$19.56 - $29.69       4,886               9.88            $25.35                51         $19.60
--------------------------------------------------------------------   -------------------------------
$ 3.96 - $29.69      16,197               8.18            $16.17             5,495         $10.76
====================================================================   ===============================

Employee Stock Purchase Plans

In December 1988 and May 1992, the Company adopted qualified Employee Stock Purchase Plans under Sections 421 and 423 of the Internal Revenue Code and reserved 1,200,000 and 900,000 shares of common stock for issuance under the plans, respectively. In April 1998, the Board of Directors approved an amendment to the Purchase Plan, which was subsequently ratified by shareholders increasing the number of shares available for issuance thereunder from 2,100,000 shares to 2,850,000 shares. In April 1999, the Board of Directors approved an amendment to the Purchase Plan, which was subsequently ratified by shareholders increasing the number of shares available for issuance thereunder from 2,850,000 shares to 3,900,000 shares. Under the two plans, qualified employees are entitled to purchase shares at 85% of the fair market value on specified dates. There were approximately 433,000, 504,000, and 435,000 shares issued under the two plans in 1999, 1998, and 1997, respectively. At December 31, 1999, approximately 1,171,000 shares were reserved for future issuance under the Employee Stock Purchase Plan.

Common Stock Repurchase Program

In October 1992 and January 1996, the Company announced it would repurchase 4,200,000 and 6,000,000 shares, respectively, of common stock for issuance in future Company employee benefit and compensation plans and other requirements. During 1997, the Company repurchased 18,000 shares under the program, and had purchased a total of 4,704,000 shares as of December 31, 1997. During 1998, the Company repurchased 27,000 shares under the program, and had purchased a total of 4,731,000 shares as of December 31, 1998. During 1999, the Company repurchased 18,000 shares under the program, and had purchased a total of 4,749,000 shares as of December 31, 1999.

Employee Savings and Retirement Plan

The Company maintains a 401(k) retirement savings plan for its full-time employees. Participants in the plan may contribute up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. In January 2000, the Company announced that it would contribute a percentage of each participating employee's salary deferral contributions up to a maximum of $2,000 or 50% of the first 6% of an employee's annual compensation. Company matching contributions are invested in Novellus' common stock and become fully vested at the end of the employee's third year of service beginning on January 1, 2000. The Company did not record any matching contributions under this plan through 1999.

Profit Sharing and Bonus Programs

The Company has profit sharing and bonus programs that distribute cash based on the performance of the Company and its employees, including the executive officers. Charges to operations under these programs were $10.3 million, $5.5 million, and $8.0 million in 1999, 1998, and 1997, respectively.

NOTE 10  INCOME TAXES

Significant components of the provision (benefit) for income taxes attributable to operations are as follows (in thousands):

                                                     1999          1998          1997
                                                   -------------------------------------
State
           Current                                  $ 1,365       $ 1,794      $     --
           Deferred                                     421           452        (5,248)
                                                   -------------------------------------
                                                      1,786         2,246        (5,248)
Federal
           Current                                    4,560         4,715         3,376
           Deferred                                   1,400        13,175       (31,978)
                                                   -------------------------------------
                                                      5,960        17,890       (28,602)
Foreign
           Current                                    9,426         2,355           751
Income tax benefits attributable to employee
  stock plan activity allocated to
  shareholders' equity                               20,544         4,728         7,624
                                                   -------------------------------------
Total provision (benefit) for income taxes          $37,716       $27,219      $(25,475)
                                                   =====================================

Pre-tax income from foreign operations was $19.9 million, $3.3 million, and $1.6 million in 1999, 1998 and 1997, respectively. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows at December 31 (in thousands):

                                                         1999        1998
                                                   ------------------------
Deferred tax assets:
           Financial valuation accounts             $  4,475     $  4,525
           Expenses not currently deductible          13,566       18,741
           Other                                      18,341        8,369
           Capitalized in-process R&D                 32,014       34,575
                                                   ------------------------
Subtotal                                              68,396       66,210
           Valuation allowance                       (13,823)     (16,924)
                                                   ----------- ------------
Total deferred tax assets                             54,573       49,286
                                                   ------------------------
Deferred tax liabilities:
            Fixed assets                             (18,282)     (11,175)
                                                   ------------------------
Total net deferred tax assets                       $ 36,291     $ 38,111
                                                   ========================

The provision (benefit) for income taxes differs from the provision (benefit) calculated by applying the federal statutory tax rate to income (loss) before taxes because of the following (in thousands):

                                                     1999         1998       1997
                                                 ------------------------------------
Expected provision (benefit) at 35%                 $40,005      $28,016    $(42,397)
State taxes, net of federal benefit                   2,285        1,460      (2,924)
Research and development credits                     (2,231)      (1,530)       (665)
Foreign sales corporation benefit                    (1,338)        (430)       (365)
Unbenefitted in-process R&D                              --           --      19,477
Valuation allowance increase/(decrease)              (3,100)      (3,100)         --
Other                                                 2,095        2,803       1,399
                                                 ------------------------------------
                                                    $37,716      $27,219    $(25,475)
                                                 ======================== ===========

NOTE 11  GEOGRAPHIC INFORMATION REPORTING AND MAJOR CUSTOMERS

The Company operates in one segment as it manufactures, markets and services advanced automated wafer fabrication systems for the deposition of thin films within the semiconductor equipment market. The Company is a supplier of high productivity deposition systems used in the fabrication of integrated circuits. All products and services are marketed within the geographic regions in which the Company operates. The Company's current product offerings qualify for aggregation under SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," as its products are manufactured and distributed in the same manner, have similar long-term gross margins and are sold to the same customer base.

The following is a summary of operations in geographic areas (in thousands):

                                         NORTH
                                        AMERICA     EUROPE   PACIFIC RIM   ELIMINATIONS  CONSOLIDATED
                                        -------------------------------------------------------------
1999
Sales to unaffiliated customers         $ 507,696   $   681   $ 84,364       $     --     $ 592,741
Transfers between geographic locations     29,877     6,813     14,704        (51,394)           --
                                        -------------------------------------------------------------
Total net sales                           537,573     7,494     99,068        (51,394)      592,741
Operating income                        $  90,569   $   881   $ 19,178       $     --     $ 110,628
                                        =============================================================
Long-lived assets                       $ 112,981   $   155   $  7,570       $     --     $ 120,706
All other identifiable assets             727,479     1,451     60,293             --       789,223
                                        -------------------------------------------------------------
Total assets                            $ 840,460   $ 1,606   $ 67,863       $     --     $ 909,929
                                        =============================================================

1998
Sales to unaffiliated customers         $ 468,204   $ 2,063   $ 48,511       $     --     $ 518,778
Transfers between geographic locations     12,301     5,962     11,137        (29,400)           --
                                        -------------------------------------------------------------
Total net sales                           480,505     8,025     59,648        (29,400)      518,778
Operating income (loss)                 $  78,598   $  (971)  $  6,770       $     --     $  84,397
                                        =============================================================
Long-lived assets                       $ 107,629   $   232   $  8,503       $     --     $ 116,364
All other identifiable assets             383,210     2,162     50,203             --       435,575
                                        -------------------------------------------------------------
Total assets                            $ 490,839   $ 2,394   $ 58,706       $     --     $ 551,939
                                        =============================================================

1997
Sales to unaffiliated customers         $ 480,388   $ 5,908   $ 47,708       $     --     $ 534,004
Transfers between geographic locations     33,347     2,908     11,094        (47,349)           --
                                        -------------------------------------------------------------
Total net sales                           513,735     8,816     58,802        (47,349)      534,004
Operating income (loss)                 $(126,044)  $   885   $  1,083       $     --     $(124,076)
                                        =============================================================
Long-lived assets                       $  96,471   $   184   $  9,360       $     --     $ 106,015
All other identifiable assets             333,099     5,798     48,388             --       387,285
                                        -------------------------------------------------------------
Total assets                            $ 429,570   $ 5,982   $ 57,748       $     --     $ 493,300
                                        =============================================================

Revenue in each geographic area is recognized upon shipment from the locations within a designated geographic region. Transfers and commission arrangements between geographic areas are at prices sufficient to recover a reasonable profit. One customer accounted for 17% of net sales in 1999. No individual customers exceeded 10% of net sales in 1998 or 1997. Export sales were 67% of net sales in 1999, 51% of net sales in 1998, and 47% of net sales in 1997.

NOTE 12  RELATED PARTY TRANSACTIONS

At December 31, 1999 and 1998, the Company had outstanding notes receivable from one of its officers, totaling $1.5 million. The notes incur interest at 6.0% per year, compounded semi-annually, and are repayable in July 2000. The $1.5 million represents the highest amount owing from the officer during the year.

During 1997, the President of Submicron Technology, Inc. (Submicron), which was one of the Company's customers, was also a member of the Company's Board of Directors.

For the year ended December 31, 1997, the Company sold $5.4 million of CVD systems to Submicron. Management believes these transactions were under terms no less favorable to the Company than those arranged with other parties. There were no transactions with Submicron in 1999 and 1998.

During the second quarter of 1997, the Company recorded a bad debt write-off of $17.7 million, representing the outstanding accounts receivable balance from Submicron and other related expenses. See Note 7, Notes to the Consolidated Financial Statements.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders and Board of Directors
Novellus Systems, Inc.

We have audited the accompanying consolidated balance sheets of Novellus Systems, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novellus Systems, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                       /s/ ERNST & YOUNG LLP

San Jose, California
January 17, 2000